UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )
Filed by the Registrant ☑                         Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

LIVE NATION ENTERTAINMENT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:
The 2023 Annual Meeting of Stockholders of Live Nation Entertainment, Inc., a Delaware corporation, will be held on Friday, June 9, 2023, at 9:00 a.m. Pacific Daylight Time at 9348 Civic Center Drive, Beverly Hills, California 90210, for the following purposes:

1.	to elect the eleven director nominees identified in the accompanying proxy statement to hold office until the 2024 Annual Meeting of Stockholders;
2.	to hold an advisory vote on the company’s executive compensation;
3.	to hold an advisory vote on the frequency of stockholder advisory votes on the company’s executive compensation;
4.	to ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the 2023 fiscal year; and
5.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
The board of directors has fixed the close of business on April 11, 2023 as the record date for the determination of stockholders entitled to notice of and to vote at the 2023 Annual Meeting of Stockholders and at any adjournment or postponement thereof.
Thank you for your ongoing support and continued interest in Live Nation Entertainment.

By Order of the Board of Directors,

Michael Rapino
President, Chief Executive Officer and Director
Beverly Hills, California
April 28, 2023

YOUR VOTE IS IMPORTANT!

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 9, 2023:

Our Proxy Statement is attached. The Notice of Annual Meeting of Stockholders and Proxy Statement, 2022 Annual Report and Form 10-K may be accessed over the internet free of charge at www.proxydocs.com/LYV. We are using Securities and Exchange Commission rules that allow us to make our proxy statement and related materials available on the internet. Accordingly, we are sending a “Notice of Internet Availability of Proxy Materials,” or Notice of Availability, to our stockholders of record instead of a paper proxy statement and annual report containing financial statements, unless paper copies have previously been requested. The rules provide us the opportunity to save money on the printing and mailing of our proxy materials and to reduce the impact of our annual meeting on the environment. We hope that you will view our annual meeting materials over the internet if possible and convenient for you. Instructions on how to access the proxy materials over the internet or to request a paper or email copy of our proxy materials can also be found in the notice you received.

Whether or not you expect to attend the annual meeting, please make sure you vote so that your shares will be represented at the meeting. Our stockholders can vote over the internet or by telephone as specified in the accompanying voting instructions or by completing and returning a proxy card. This will ensure the presence of a quorum at the annual meeting and save the expense and extra work of additional solicitation. Sending your proxy card will not prevent you from attending the meeting, revoking your proxy and voting your stock in person.

9348 Civic Center Drive
Beverly Hills, California 90210

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 9, 2023

The board of directors of Live Nation Entertainment, Inc., referred to herein sometimes as Live Nation, our, us, we, or the company, solicits the enclosed proxy for the Annual Meeting of Stockholders to be held on Friday, June 9, 2023, at 9:00 a.m. Pacific Daylight Time at 9348 Civic Center Drive, Beverly Hills, California 90210, and for any adjournment or postponement thereof. This proxy statement is being made available to stockholders on or about April 28, 2023.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
1.    Q:    Why did I receive a notice regarding the availability of proxy materials on the internet?

A:    Instead of mailing paper proxy materials, we sent a “Notice of Internet Availability of Proxy Materials” to our stockholders of record. We refer to that notice as the Notice of Availability. The Notice of Availability provides instructions on how to view our proxy materials over the internet, how to vote and how to request a paper or email copy of our proxy materials. This method of providing proxy materials is permitted under rules adopted by the Securities and Exchange Commission, or the SEC. We believe that following this procedure will reduce the impact that our annual meeting has on the environment.

We intend to mail the Notice of Availability on or about April 28, 2023 to all stockholders of record entitled to vote at the annual meeting.
2.    Q:    Purpose—What is the purpose of the Annual Meeting of Stockholders?
A:    At the annual meeting, stockholders will act upon the matters outlined in this proxy statement, including:
•election of the eleven members of our board of directors, the director nominees being Maverick Carter, Ping Fu, Jeffrey T. Hinson, Chad Hollingsworth, James Iovine, James S. Kahan, Gregory B. Maffei, Randall T. Mays, Richard A. Paul, Michael Rapino, and Latriece Watkins;
•an advisory vote on the company’s executive compensation;
•an advisory vote on the frequency of stockholder votes on the company’s executive compensation; and
•    ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2023 fiscal year.
3.    Q:    Board’s Recommendations—How does the board of directors recommend that I vote?
A:    The board of directors recommends that you vote your shares:
•FOR each of the director nominees named in this proxy statement;
•FOR the advisory vote approving the company’s executive compensation;
•FOR holding an advisory vote on the company’s executive compensation EVERY THREE YEARS; and
•FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2023 fiscal year.
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If you are an employee or former employee who holds company stock through our 401(k) Savings Plan, the proxy that you submit will provide your voting instructions for this stock to the plan trustee. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in the plan, except as may otherwise be required by law.
4.    Q:     Vote Requirement—How many votes are required to approve each item?
A:    Election of directors (Proposal 1)—Our bylaws require that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). For purposes of electing directors, not voting or withholding your vote by voting “abstain” (or a direction to your broker, bank or other nominee to withhold your vote, called a “broker non-vote”) is not counted as a vote cast, and therefore will have no effect on the outcome of the election of directors.
All eleven director nominees are currently serving on the board of directors. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the board of directors as a “holdover director.” Under our board of directors’ policy regarding majority voting, the board expects each incumbent director who is nominated for re-election to the board to tender his or her resignation from the board if he or she fails to receive the required number of votes for re-election in accordance with our bylaws. The resignation shall become effective only if and when the board of directors or a duly authorized committee of the board determines to accept such resignation. The board of directors or the duly authorized committee of the board, as the case may be, may consider any factors it deems relevant in deciding whether to accept a director’s resignation. Each of the director nominees has affirmatively agreed to tender a resignation under the circumstances described above.

Advisory vote on the frequency of advisory votes on the compensation of our named executive officers (Proposal 3)—The advisory vote on the frequency of advisory votes on the company’s executive compensation will be determined based on a plurality of the votes cast. This means that the option that receives the most votes will be recommended by the stockholders to our board of directors. For purposes of this proposal, a failure to vote or withholding your vote (or a broker non-vote) is not counted as a vote cast, and therefore will have no effect on the outcome of the proposal. The results of this vote are not binding on our board of directors.
All other proposals (Proposals 2 and 4 and any other items properly brought before the annual meeting)—The affirmative vote of the holders of at least a majority of the total voting power of our common stock present in person or represented by proxy and entitled to vote on these matters is required to approve each of the other proposals set forth in this proxy statement, and any other item properly brought before the annual meeting (except as explained below for amendments to our bylaws). For purposes of these votes, abstentions or not voting on a matter will be counted as present in person or represented by proxy and entitled to vote on the respective matter, and therefore will have the effect of a negative vote. Broker non-votes will have no effect on the outcome of these proposals, as they are not “entitled to vote.” Amendments to our bylaws require the affirmative vote of the holders of at least a majority of the total voting power of our common stock, or at least 80% of the total voting power for certain amendments. For the purpose of a vote on an amendment to our bylaws, not voting, abstentions and broker non-votes will all have the effect of a negative vote.
5.    Q:     Record Date—Which of my shares may I vote?
A:    All shares owned by you as of the close of business on April 11, 2023, referred to as the Record Date, may be voted by you. These shares include shares that are (i) held directly in your name as the stockholder of record and (ii) held for you as the beneficial owner through a broker, bank or other nominee.
6.    Q:    Quorum—What constitutes a quorum?
A:    Presence at the annual meeting, in person or by proxy, of the holders of a majority of our common stock outstanding on the Record Date will constitute a quorum, permitting the annual meeting to proceed and business to be conducted. Abstentions and broker non-votes are included in the calculation of the number of shares considered to be present at the annual meeting.
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At the close of business on the Record Date, we had 229,891,316 shares of common stock outstanding and entitled to vote.
7.    Q:     Record Holders and Beneficial Owners—What is the difference between holding shares as a “record holder” versus a “beneficial owner”?
A:    Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:
Record holders—If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are, with respect to those shares, the stockholder of record or “record holder.” As the record holder, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed or sent a proxy card for you to use. You may also vote by mail, over the internet or by telephone, as described below under the heading “Voting—How can I vote?”
Beneficial owners—If your shares are held in a brokerage account or bank or by another nominee, you are, with respect to those shares, the “beneficial owner” of shares held in “street name.” As the beneficial owner, you have the right to direct your nominee on how to vote or to vote in person at the annual meeting. However, since you are not a record holder, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your nominee (who is the record holder), giving you the right to vote these shares. If you do not wish to vote in person, you may vote over the internet, by telephone, or by mail, as described below under the heading “Voting—How can I vote?”
8.    Q:     Voting—How can I vote?
A:    Each share of our common stock is entitled to one vote on all matters submitted for a vote at the annual meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Most stockholders have four options for submitting their votes, which are described below. We encourage you to vote by internet or by telephone in order to help save money by reducing postage and proxy tabulation costs.
•By Internet—Record holders may vote via the internet by following the instructions set forth on the Notice of Availability and on the proxy card. Most beneficial owners may vote via the internet by accessing the website specified on the voting instruction card provided by their nominees. Please check the voting instruction card provided by your nominee for internet voting availability.
•By Telephone—Record holders may vote via telephone by following the instructions set forth on the Notice of Availability and on the proxy card. Most beneficial owners who live in the United States or Canada may vote via telephone by calling the toll-free number specified on the voting instruction card provided by their nominees. Please check the voting instruction card provided by your nominee for telephone voting availability.
•By Mail—Record holders who requested and received a paper copy of the proxy materials by mail may submit proxies by completing, signing and dating the accompanying proxy card and mailing it in the accompanying pre-addressed envelope. Beneficial owners may also vote by mail by completing, signing and dating the voting instruction card provided by their nominee and mailing it in the accompanying pre-addressed envelope.
•In Person—Record holders and beneficial owners may vote in person at the annual meeting. Beneficial owners may also vote in person at the annual meeting if they obtain a legal proxy from their nominee giving them the right to vote the shares.
9.    Q:     Broker Non-Votes—What is a broker non-vote?
A:    Generally, a broker non-vote occurs when shares held by a nominee for a beneficial owner are not voted with respect to a particular proposal because (i) the nominee has not received voting instructions from the beneficial owner and (ii) the nominee lacks discretionary voting power to vote such shares. Under New York Stock Exchange, or NYSE, rules, a nominee does not have discretionary voting power with respect to “non-routine” matters or the election of directors. The ratification of the appointment of our independent registered public accounting firm is a routine matter and the other proposals are non-routine matters.
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If you are the beneficial owner of our common stock, your nominee will send you directions on how you can instruct them to vote.
10.    Q:     Revocation of Proxy—May I change my vote after I return my proxy?
A:    Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised.
Record holders may change their vote by:
•    a timely, valid, later-dated proxy;
•    a timely written notice of revocation submitted to our General Counsel at our principal executive offices at 9348 Civic Center Drive, Beverly Hills, California 90210; or
•    attending the annual meeting and voting in person.
Beneficial owners may change their vote by complying with the instructions on their voting instruction cards.
You should be aware that simply attending the annual meeting will not in and of itself constitute a revocation of your proxy.
11.    Q:     Voting Results—Where can I find the voting results of the annual meeting?
A:    We will publish the final voting results of the annual meeting in a Current Report on Form 8-K filed with the SEC within four business days after the annual meeting.
12.    Q:     Multiple Sets of Proxy Materials—What should I do if I receive more than one set of voting materials?
A:    You may receive more than one set of voting materials, including multiple copies of the Notice of Availability, this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a record holder and your shares are registered in more than one name, you will receive more than one Notice of Availability or proxy card. If you receive multiple sets of voting materials, please vote each Notice of Availability, proxy card and voting instruction card that you receive.
13.    Q:     Solicitation—Who will pay the costs of soliciting these proxies?
A:    Proxies will be solicited initially by mail. Further solicitation may be made in person or by telephone, email or facsimile by members of management. We will bear the expense of preparing, printing and mailing this proxy statement and accompanying materials to our stockholders. Upon request, we will reimburse brokers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the annual meeting to the beneficial owners of our common stock.
14.    Q:    Additional Matters at the Annual Meeting—What happens if additional matters are presented at the annual meeting?
A:    Other than the four proposals described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Michael Rapino, our President, Chief Executive Officer and Director, and Joe Berchtold, our President and Chief Financial Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.
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15.    Q:     Further Questions—Who can help answer my questions?
A:    If you have any questions about our proxy materials or the annual meeting, you can contact our General Counsel at:
Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel
(310) 867-7000

*****

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CORPORATE GOVERNANCE
We have adopted a Code of Business Conduct and Ethics for directors, officers and employees, as well as Board of Directors Governance Guidelines, which, in conjunction with our certificate of incorporation, bylaws and board committee charters, form our framework for governance. All of these documents are publicly available in the Corporate Governance section of our website at investors.livenationentertainment.com/corporate-governance/governance-documents or may be obtained upon written request to:
Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel
Governance Highlights
We are committed to maintaining high standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. Our one-class “one-share, one-vote” stock structure is the bedrock of our corporate governance, increasing shareholder engagement and transparency, and serving as a method of risk control. Some of the highlights of our corporate governance include:

What We Do:
✓    Chairman of the Board not a member of management
✓    10 of 12 current directors independent (and only one, our Chief Executive Officer, is a member of management)
✓    Annual election of all members of our board of directors (see Proposal 1)
✓    Majority voting standard for uncontested director elections
✓    Director resignation policy for directors who fail to receive a majority of votes for re-election
✓    Annual advisory vote to ratify independent auditor (see Proposal 2)
✓    Robust stock ownership guidelines
✓    Regular board self-assessments at both individual and group levels
✓    Committee members (other than Executive Committee) all independent
What We Don’t Do:
✗    No repricing of underwater stock options without stockholder approval
✗    No hedging of company securities per company policy
✗    No pledging of company securities without preapproval per company policy
✗    No former employees serving as directors

Independence
Our board of directors currently consists of twelve directors, ten of whom are independent (as defined by our Board of Directors Governance Guidelines), one of whom serves as our President and Chief Executive Officer and one of whom is an executive officer of our largest stockholder. For a director to be independent, the board of directors must determine, among other things, that a director does not have any direct or indirect material relationship with us or any of our subsidiaries. The board of directors has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements of the NYSE corporate governance standards. The independence guidelines are set forth in Appendix A of our Board of Directors Governance Guidelines.
Applying these independence standards, the board of directors has determined that Maverick Carter, Ping Fu, Jeff Hinson, Chad Hollingsworth, Jimmy Iovine, Jim Kahan, Randall Mays, Richard A. Paul, and Latriece Watkins are all independent directors. Ms. Walden, who is departing the board of directors, was previously determined to be independent.
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Board Composition and Director Qualifications
Our Nominating and Governance Committee periodically assesses the appropriate size and composition of the board of directors, taking into account our specific needs. The committee utilizes various methods for identifying and evaluating candidates for director. Candidates may come to the attention of the committee through recommendations of directors, management, stockholders and professional search firms. Generally, the committee seeks members with diverse backgrounds and viewpoints which contribute to the board of directors’ broad spectrum of experience and expertise, and who have a reputation of integrity.
Rather than being bound by one-size-fits-all policies regarding the composition of the board of directors, the Nominating and Governance Committee instead seeks to make individual, facts-specific determinations. We believe that the company requires specialized experience and expertise in its leaders due to the uniqueness of its business and industry. The Nominating and Governance Committee annually assesses the appropriateness of the size of the board of directors, the skill set mix of each director, and the performance of each director when reviewing the annual board self-assessments, where each director has the opportunity to provide comprehensive feedback on himself/herself, his/her peers and the board as a whole. Six of the current members of the board of directors have joined in the last five years, reflecting our evolving business and leadership needs. The Nominating and Governance Committee does not currently mandate an age or length of service at which a director must resign, and instead focuses on whether each director continues to provide value to the company and its stockholders. The Nominating and Governance Committee has committed itself to carefully considering diversity when evaluating director candidates, giving strong consideration to candidates that would contribute to the board’s gender, ethnic and other diversity. While the committee does not have a formal policy or quota system, six of the last eight persons appointed or nominated for election to the board for the first time have been female and/or people of color, thus underscoring the company’s commitment to inclusiveness and its desire to have all points of view represented in the boardroom. Currently, we have three female directors on our board, one of whom self-identifies as Asian and one of whom self-identifies as Black/African American, and two male directors who self-identify as Black/African American. As part of diversity commitments announced in July 2020, we set a goal of having at least 30% of our directors be diverse by 2025, which was attained in 2021, four years ahead of the target.
At a minimum, directors should:
•have experience in positions with a high degree of responsibility;
•demonstrate strong leadership skills;
•have the time, energy, interest and willingness to serve as a director; and
•contribute to the mix of skills, core competencies and qualifications of the board of directors and management.
In addition to recommendations from directors, management and professional search firms, the Nominating and Governance Committee will consider director candidates properly submitted by stockholders. Stockholder recommendations should be sent to the General Counsel at our principal executive offices. The Nominating and Governance Committee will review all potential director nominees in the same manner, regardless of the source of the recommendation, in accordance with its charter.
Board Leadership Structure
Our board of directors is currently led by a Chairman who is not our Chief Executive Officer and is not an employee. Under our bylaws and Board of Directors Governance Guidelines, the Chairman of the Board is responsible for coordinating the board of directors’ activities, including the scheduling of meetings and the determination of relevant agenda items.
Risk Oversight and Compensation Risk Assessment
The Audit Committee periodically reviews our policies and practices with respect to risk assessment and risk management, including discussing with management our major risk exposures and the steps that have been taken to monitor and control such exposures. The Audit Committee reports the results of its review to the board of directors.
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Matters of risk management are brought to the attention of the Audit Committee by our President and Chief Executive Officer, our President and Chief Financial Officer, our General Counsel, our Chief Accounting Officer, our external auditors and our Senior Vice President of Governance, Risk & Compliance, who regularly reviews and assesses internal processes and controls for ongoing compliance with internal policies, as well as for potential weaknesses that could result in a failure of an internal control process. Management reviews and reports on potential areas of risk at the request of the Audit Committee or other members of the board of directors, including, without limitation, privacy; information security; physical security; health and safety; environmental, social and governance (ESG); and compliance with laws and regulations such as the United States Foreign Corrupt Practices Act.
We believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the company’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and our risk management practices and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller, which is a “code of ethics” as defined by applicable SEC rules. The purpose and role of this code is to, among other things, focus our directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct and to help enhance and formalize our culture of integrity, honesty and accountability. If we make any amendments to this code, other than technical, administrative or other non-substantive amendments, or grant any waivers, including implicit waivers, from any provision of this code that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Controller, or persons performing similar functions, and that relates to an element of the SEC’s “code of ethics” definition, then we will disclose the nature of the amendment or waiver in the Corporate Governance section of our website at investors.livenationentertainment.com/corporate-governance/governance-documents.
Officer and Director Stock Ownership Guidelines
It is the board of directors’ policy that all directors and executive officers, consistent with their responsibilities to our stockholders as a whole, hold a significant equity interest in our company. Toward this end, the board expects that all directors own, or acquire within three years of first becoming a director, equity securities having a market value of at least $225,000. In addition, the Board expects that (i) the Chief Executive Officer own, or acquire within three years of first becoming Chief Executive Officer, equity securities having a market value at least equal to five times (5x) the Chief Executive Officer’s then-current annual base salary, and (ii) other executive officers own, or acquire within three years of first becoming an executive officer, equity securities having a market value at least equal to two and one-half times (2.5x) such executive officer’s then-current annual base salary.
The board of directors recognizes that exceptions to this policy may be necessary or appropriate in individual cases and may approve such exceptions from time to time as it deems appropriate in the interest of our stockholders.
Board Practices
At each regular meeting of our board of directors, in addition to other matters, the board reviews a comprehensive business update and oversees the setting of specific operational and financial benchmarks. The board guides our company from a long-term strategic standpoint, and also continually oversees management’s progress in achieving short- and medium-term goals throughout our operations. The information reviewed and discussed at meetings of our board of directors and/or its committees includes items such as company and divisional objectives and key results, financial results and forecasts, key business metrics, business initiatives, corporate transactional activity such as acquisitions and new or proposed financings, physical and information security, and privacy standards and processes.
Our board of directors also oversees our human capital management programs, and periodically evaluates our company’s suite of programs and practices which are designed to attract and retain top-level talent. In this regard,
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the board has, among other things, reviewed employee retention data as benchmarked against industry averages, employee satisfaction survey results, employee engagement and retention programs, benefits programs, performance of key executives, a wide range of diversity statistics, and pay equity and other compensation programs.
Stockholder Communications
Stockholders and other interested parties may communicate with the board of directors, any committee thereof, the independent or non-management directors as a group or any individual director in writing. All such written communications must identify the recipient and be forwarded by mail to:
Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel
The General Counsel will act as agent for the directors in facilitating such communications. In that capacity, the General Counsel may review, sort and summarize the communications.
Complaints about accounting, internal accounting controls or auditing matters may be made by calling our toll-free Business Integrity Hotline at (888) 497-2555, or via a web-reporting tool at www.livenation.alertline.com for those in North America and www.livenationinternational.alertline.com for those in international locations.
Certain Relationships and Transactions
Our Audit Committee is charged with the responsibility of reviewing, approving and overseeing all related-person transactions, as defined in SEC regulations. This responsibility is set forth, in part, in our Code of Business Conduct and Ethics under the heading “Policy on Related-Person Transactions” and in the Audit Committee Charter.
Generally, the policy covers any transaction in which we were or will be a participant, the amount involved exceeds $120,000 and any “related person” had, or will have, a direct or indirect material interest in the transaction. “Related person” includes, generally, any (i) director or executive officer, (ii) nominee for director, (iii) stockholder who beneficially owns more than 5% of any class of our voting securities and (iv) family members of any of the persons set forth in (i) through (iii) above.
Agreements with Liberty
In connection with the 2010 merger between Live Nation and Ticketmaster Entertainment, Inc., or Ticketmaster, which is referred to as the merger, we entered into governance and other arrangements with predecessors of Liberty Media Corporation, which we refer to as Liberty Media, and certain successors and affiliates of Liberty Media, which collectively, together with Liberty Media, are referred to as Liberty. As described in the section entitled “Security Ownership Table” beginning on page 21, as of April 11, 2023, Liberty beneficially owned 69,645,033 shares of our common stock.
We lease a venue from and provide ticketing services to a sports franchise owned by Liberty Media, and pay royalty fees and non-recoupable ticketing contract advances to the sports franchise. We also receive transaction fees from the sports franchise for tickets the sports franchise sells using our ticketing software. From time to time, we purchase advertising from a satellite radio company that is a subsidiary of Liberty Media, and that company also purchases sponsorship opportunities from us. These transactions are entered into in the ordinary course of business on an arms-length basis. During 2022, we recognized approximately $12.1 million in revenue and incurred approximately $2.4 million in expenses in connection with these transactions.
Liberty Stockholder Agreement
On February 10, 2009, Liberty, Live Nation and Ticketmaster entered into a stockholder agreement, or the Liberty Stockholder Agreement. The following summary is qualified by reference to the full Liberty Stockholder Agreement, which was included as Exhibit 10.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
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Board Representation.  Pursuant to the Liberty Stockholder Agreement, Liberty is entitled to nominate up to two Liberty directors for election to our board of directors until the earlier of (i) the date on which Liberty ceases to beneficially own at least 12,269,699 shares of Live Nation common stock, and (ii) the date on which Liberty ceases to own shares of Live Nation equity securities representing at least 5% of the total voting power of all Live Nation equity securities.
The directors nominated by Liberty must be reasonably acceptable to a majority of the board of directors who are not Liberty directors. In addition, one Liberty director must at all times qualify as “independent” within the meaning of applicable stock exchange rules. Live Nation has agreed to include each Liberty director in the slate of nominees recommended by the board of directors to the stockholders for election at each annual meeting and to use commercially reasonable efforts to cause the election of each Liberty director, including soliciting proxies in favor of the election of each such Liberty director. In the event a vacancy is created by the death, disability, retirement, resignation or removal (for any reason) of any Liberty director, Liberty has the right to designate a replacement or additional Liberty director. The Liberty Stockholder Agreement also addresses Liberty’s rights to representation on certain of the standing committees of the board of directors (Liberty has revocably waived these rights). Liberty’s current designees to our board are Messrs. Hollingsworth and Maffei.
Acquisition Restrictions.  Pursuant to the Liberty Stockholder Agreement, Liberty will not directly or indirectly acquire (subject to certain exceptions), by means of a purchase, tender or exchange offer, business combination or otherwise, beneficial ownership of Live Nation equity securities in excess of 35% of the total voting power of all Live Nation equity securities. Such percentage is subject to adjustment, as described below, and is referred to as Liberty’s applicable percentage. In the event that Liberty’s beneficial ownership of Live Nation equity securities exceeds Liberty’s applicable percentage, no Live Nation equity securities beneficially owned by Liberty in excess of Liberty’s applicable percentage will be voted on any matter submitted to Live Nation stockholders and Live Nation will not recognize any votes cast by Liberty in excess of Liberty’s applicable percentage.
In connection therewith, we agreed not to take certain actions that would materially adversely affect Liberty’s ability to acquire Live Nation equity securities up to Liberty’s applicable percentage or would otherwise impose material economic burdens on Liberty’s ability to do so. We have approved Liberty Media and its affiliates and agreed to approve any of their permitted transferees as an “interested stockholder” of ours within the meaning of Section 203 of the Delaware General Corporation Law, or the DGCL, and to exempt such persons’ acquisition of Live Nation equity securities from the restrictions on “business combinations” set forth in Section 203 of the DGCL.
Transfer of Rights Under the Liberty Stockholder Agreement; Adjustment of Liberty’s Applicable Percentage.  Under certain circumstances, if a transferee of Liberty’s Live Nation equity securities agrees to be bound by the Liberty Stockholder Agreement, certain rights and obligations under the Liberty Stockholder Agreement may be transferred by Liberty to such transferee.
If Liberty transfers Live Nation equity securities to one of Liberty’s affiliates and such entity thereafter ceases to be a Liberty affiliate as a result of a spin-off transaction, all of the rights and obligations of Liberty under the Liberty Stockholder Agreement will apply to such entity, including the rights to board representation described above. In that event, Liberty’s applicable percentage then in effect will apply to the spun-off Liberty affiliate and thereafter the applicable percentage attributable to Liberty will be 5%. If, however, Liberty transfers Live Nation equity securities to one of Liberty’s affiliates and no spin-off transaction occurs, then Liberty will retain all of the rights to board representation provided by the Liberty Stockholder Agreement.
If Liberty transfers all of its Live Nation equity securities to a third party who, after such transfer, does not own Live Nation equity securities in excess of Liberty’s applicable percentage, then all of the rights and obligations of Liberty under the Liberty Stockholder Agreement, other than the rights to board representation described above, will apply to such transferee. In that event, Liberty’s applicable percentage prior to such transfer will apply to such third-party transferee and thereafter the applicable percentage attributable to Liberty will be 0%. Live Nation will thereafter have the opportunity to amend its stockholder rights plan to remove Liberty’s ability to acquire Live Nation common stock in excess of the threshold permitted by the stockholder rights plan.
The rights and obligations of Liberty under the Liberty Stockholder Agreement may only be transferred to a third party twice, which transfers are in addition to the transfer of Live Nation equity securities in connection with the spin-off of a Liberty affiliate as described above.
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The Liberty Stockholder Agreement provides that in the event that Liberty transfers Live Nation equity securities other than as described above (subject to certain permitted hedging transactions), Liberty’s applicable percentage will be reduced by the amount of Live Nation equity securities transferred.
Registration Rights Agreement
On January 25, 2010, we entered into a registration rights agreement, or the Registration Rights Agreement, with Liberty. The following summary is qualified by reference to the full Registration Rights Agreement, which was included as Exhibit 10.2 to our Annual Report on Form 10-K for the year ended December 31, 2022.
Under the Registration Rights Agreement, Liberty is entitled to three demand registrations (and unlimited piggyback registrations) with respect to Liberty’s shares of Live Nation common stock, provided that any such demand involves Live Nation common stock with an aggregate offering price of at least $75 million on the date of such demand. Liberty will also be permitted to exercise its registration rights in connection with certain hedging transactions that it may enter into in respect of its shares of Live Nation common stock.
In addition, we will indemnify Liberty, and Liberty will indemnify us, against specified liabilities in connection with misstatements or omissions in any registration statement. We will be responsible for expenses related to any registration, other than certain specified expenses, including, but not limited to, (i) costs of printing and mailing the registration statement or other documents related to the offering, (ii) brokers’ commissions or underwriters’ discounts and (iii) costs of ours relating to analyst or investor presentations.

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PROPOSAL NO. 1—ELECTION OF DIRECTORS
Director Nominees
The board of directors is soliciting approval of the following director nominees:
•    Maverick Carter
•    Ping Fu
•    Jeffrey T. Hinson
•    Chad Hollingsworth
•    James Iovine
•    James S. Kahan
•    Gregory B. Maffei
•    Randall T. Mays
•    Richard A. Paul
•    Michael Rapino
•    Latriece Watkins
As we elect all members of our board of directors annually, the eleven nominees will serve for a one-year term expiring on the date of our Annual Meeting of Stockholders held in 2024 or until their successors are elected or their earlier resignation or removal. All eleven director nominees are current members of the board of directors and are standing for re-election. One current director, Dana Walden, will be stepping off the board of directors effective as of the annual meeting.
A director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). For purposes of electing directors, not voting, withholding your vote by voting “abstain” or a broker non-vote is not counted as a vote cast, and therefore will have no effect on the outcome of the election of directors.
Each of the director nominees has indicated a willingness to serve, or continue to serve, as a director if elected. If any director nominee becomes unable to serve, the board of directors may designate a substitute nominee, in which case the designated proxy holders, Mr. Rapino and Mr. Berchtold, will vote for such substitute nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH NAMED DIRECTOR NOMINEE.

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General Information About the Board of Directors
Our bylaws provide that our business and affairs will be managed by, or under the direction of, our board of directors. Set forth below is biographical information for the director nominees as of the date of this proxy statement, and the qualifications that led the board to conclude that each should serve as a director.
Maverick Carter
•Age: 41
•Professional Background: Mr. Carter has served as a member of our board of directors since December 2018. As CEO of The SpringHill Company, Mr. Carter has made a pioneering commitment to developing authentic, award-winning content spanning several platforms including digital, documentary and feature films all with a common thread of important, aspirational storytelling. The SpringHill Company owns notable brands including athlete empowerment brand UNINTERRUPTED and its More Than movement and the trailblazing hit show for leading cultural conversations, The Shop. As the long-time manager of LeBron James’ business interests, Mr. Carter was instrumental in securing his lifetime deal with Nike, the largest single-athlete guarantee and the first lifetime commitment in the company’s history. Carter also played a key role in the growth of LRMR Ventures, the venture company that holds and oversees all of Carter’s and James’ current investments and business assets. Mr. Carter previously served on the Advisory Council for the Smithsonian’s National Museum of African American History and Culture, Walmart’s Opportunity Leadership Council, and the JPMorgan Chase Advancing Black Pathways Advisory Board. Currently, Mr. Carter serves as a board member of The Red Sox Foundation, a board member of privately-held Equinox Group, and a board member of The LeBron James Family Foundation, which is committed to creating generational change in his hometown of Akron, Ohio. He also serves as an advisor to Tetavi, Front Office Sports, and Kitch. Mr. Carter attended Western Michigan University.
•Board Membership Qualifications: Mr. Carter’s qualifications as a director include his professional background and experience, previously held senior executive-level positions, his leadership skills developed while developing and growing LRMR Ventures and its operating companies, and his extensive knowledge and understanding of, and reputation in, the entertainment and media industries.
Ping Fu
•Age: 64
•Professional Background: Ms. Fu has served as a member of our board of directors since June 2018. Ms. Fu currently serves as a director of The Long Now Foundation, Gem and Bolt LLC, and Burning Man Project. Previously, she served as Chief Entrepreneur Officer of 3D Systems Corporation from 2013 to 2016. From 1997 until its acquisition by 3D Systems in 2013, Ms. Fu was Chief Executive Officer of Geomagic, Inc. Before co-founding Geomagic, Ms. Fu was program manager of visualization at the National Center for Supercomputing Applications, where she was part of the team that initiated and managed the NCSA Mosaic software project that led to Netscape and Internet Explorer. She has more than 20 years of software industry experience in database, networking, 3D printing, geometry processing and computer graphics.
•Board Membership Qualifications: Ms. Fu’s qualifications as a director include her professional background and experience, particularly her perspectives on female leadership and cultural sensitivity in the public and private sectors, previously held senior executive-level positions and global business experiences, her extensive track record as a futurist in technology trends, social change and policy-making, and her long history of working with and nurturing innovators and creative talents.
Jeff Hinson
•Age: 68
•Professional Background: Mr. Hinson has served as a member of our board of directors since 2005. Mr. Hinson has been President of YouPlus Media, LLC since June 2009. He additionally currently serves as the Chief Financial Officer and as a director of IPTalons, Inc, a private company which is in the business of protecting intellectual property and trade secrets, inventions, internal expertise, and know-how against espionage and theft conducted by governments, competitors, and criminal enterprises. Previously, he served as Chief Executive Officer of Border Media Partners, LLC from 2007 to 2009, was a private financial consultant from 2005 to 2007 and served as Executive Vice President and Chief Financial Officer of
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Univision Communications Inc., or Univision, from 2004 to 2005. He served as Senior Vice President and Chief Financial Officer of Univision Radio, the radio division of Univision, from 2003 to 2004. From 1997 to 2003, Mr. Hinson served as Senior Vice President and Chief Financial Officer of Hispanic Broadcasting Corporation, which was acquired by Univision in 2003 and became the radio division of Univision. Mr. Hinson previously served as a director of Windstream Holdings, Inc., a provider of advanced network communications, from 2006 to 2020, and as a director of Tivo Inc., a provider of entertainment technology and audience insights, from 2007 to 2019, and as a director of Ares Commercial Real Estate Corporation, from 2012 to 2014. Mr. Hinson additionally serves as a director of several privately-held companies.
•Board Membership Qualifications: Mr. Hinson’s qualifications as a director include his professional background and experience, previously held senior executive-level positions, his service on other public company boards, his extensive experience with companies in the media sector, and his financial expertise.
Chad Hollingsworth
•Age: 46
•Professional Background: Mr. Hollingsworth has served as a member of our board of directors since June 2020. Mr. Hollingsworth has served as Senior Vice President, Corporate Development at Liberty Media Corporation since 2016. He first joined Liberty in 2007. He focuses on generating and executing on investment opportunities within the telecom infrastructure, retail, sports and live entertainment sectors, as well as oversees several of Liberty’s venture investments. Mr. Hollingsworth currently serves as a director for Rocky Mountain PBS and Invest in Kids, both Colorado-based nonprofits.
•Board Membership Qualifications: Mr. Hollingsworth’s qualifications as a director include his professional background and experience as a senior-level executive, his service on other boards of directors, and his expertise in identifying and executing on business opportunities and strategy. Mr. Hollingsworth was nominated as a director by Liberty Media pursuant to the Liberty Stockholder Agreement.
Jimmy Iovine
•Age: 70
•Professional Background: Mr. Iovine has served as a member of our board of directors since 2014. Most recently, Mr. Iovine served as a creative consultant to Apple Inc. from 2014 until 2018. Previously, he co-founded Interscope Records in 1990, which subsequently became Interscope Geffen A&M in 1999. In 2006, he co-founded Beats Electronics and Beats Music, companies which produce audio products and operate a music streaming service, and which were sold to Apple Inc. in May 2014. Mr. Iovine currently serves as a director of NTWRK, Rosewood Creative Marketing Agency, and Backflip House, LLC, all of which are privately-held companies, and XQ Institute, an organization dedicated to rethinking the high school experience so that every student graduates ready to succeed in life.
•Board Membership Qualifications: Mr. Iovine’s qualifications as a director include his professional background and experience, previously held senior executive-level positions, his extensive knowledge and understanding of, and reputation in, the music industry, and his experience as an entrepreneur in the music industry.
Jim Kahan
•Age: 75
•Professional Background: Mr. Kahan has served as a member of our board of directors since 2007. Mr. Kahan is a former executive of AT&T where he spent nearly 38 years. During his tenure at AT&T and its predecessors, he oversaw approximately $300 billion of acquisitions and divestitures, including the acquisitions of Pacific Telesis (1997), Southern New England Telecommunications (1998), Ameritech (1999) and the former AT&T Corp. (2005), as well as Cingular Wireless’ acquisition of AT&T Wireless (2004). He was also responsible for AT&T’s acquisition of BellSouth Corp. in 2006. Mr. Kahan serves as a director of Catch Media, Inc., a private digital media company, and previously served as a director of AmDocs Ltd., a publicly-traded company that provides software products and services to the communications industry worldwide, from 1998 until January 2023.
•Board Membership Qualifications: Mr. Kahan’s qualifications as a director include his professional background and experience, previously held senior executive-level positions, his service on other public and private company boards and his financial and mergers and acquisitions expertise.
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Greg Maffei
•Age: 62
•Professional Background: Mr. Maffei has served as a member of our board of directors since 2011 and as our Chairman of the Board since 2013. Mr. Maffei has served as the President and Chief Executive Officer of Liberty Media Corporation (including its predecessor) since May 2007, Liberty TripAdvisor Holdings since July 2013, Liberty Broadband Corporation since June 2014, and Liberty Media Acquisition Corporation since November 2020. Mr. Maffei also served as the President and Chief Executive officer of GCI Liberty, Inc. from March 2018 until December 2020, and Qurate Retail, Inc. (including its predecessor) from February 2006 until March 2018, having previously served as its CEO-Elect from November 2005 through February 2006. Prior thereto, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation, Chairman, President and Chief Executive Officer of 360networks Corporation, and Chief Financial Officer of Microsoft Corporation. Mr. Maffei has served as a Trustee of Dartmouth College since 2014.
•Other Current Public Company Directorships: Mr. Maffei has served as a director of Liberty Media Corporation since 2007; the Chairman of the Board of Qurate Retail, Inc. since 2018 (director since 2005); the Chairman of the Board of Liberty TripAdvisor Holdings, Inc. since 2015 (director since 2013); a director of Liberty Broadband Corporation since 2014; a director of Liberty Media Acquisition Corporation since 2020; the Chairman of the Board of TripAdvisor, Inc. since 2013; the Chairman of the Board of Sirius XM Holdings Inc. since 2013 (director since 2009); a director of Zillow Group, Inc. and its predecessors since 2005; and a director of Charter Communications, Inc. since 2013.
•Board Membership Qualifications: Mr. Maffei’s qualifications as a director include his professional background and experience, his leadership and reputation in the technology, media and communications sectors, previously held senior executive-level positions, and his service on other public and private company boards. He provides executive leadership perspective on the operations and management of large public companies and risk management principles. Mr. Maffei was nominated as a director by Liberty Media pursuant to the terms of the Liberty Stockholder Agreement.
Randall Mays
•Age: 57
•Professional Background: Mr. Mays has served as a member of our board of directors since our formation in 2005. He has served as Co-Chairman, Co-Chief Executive Officer and Chief Financial Officer of BlueRiver Acquisition Corp., a blank check company, since October 2020. He additionally currently serves as President of Running M Capital, a private investment company, and formerly served as Vice Chairman, President and Chief Financial Officer of Clear Channel Communications, Inc. Additionally, Mr. Mays currently serves as a director of private companies BuildGroup, an Austin, Texas-based fund that invests in Technology companies; and LP Spinal Stabilization Technologies, a Boulder, Colorado-based company that develops Medical Devices.
•Other Current Public Company Directorships: Mr. Mays has served as a director and Co-Chairman of BlueRiver Acquisition Corp., a special purpose acquisition company, since October 2020.
•Board Membership Qualifications: Mr. Mays’ qualifications as a director include his professional background and experience, previously held senior executive-level positions, his service on other public and private company boards, and his financial, media and advertising expertise.
Richard A. Paul
•Age: 42
•Professional Background: Mr. Paul has served as a member of our board of directors since April 2023. Mr. Paul is the Chief Executive Officer and founder of KLUTCH Sports Group, which he founded in his hometown of Cleveland, Ohio in 2012. Mr. Paul also serves as United Talent Agency's (UTA's) Head of Sports and is an agency partner, and was appointed to UTA's Board of Directors in 2020. In 2019, Mr. Paul was named GQ's "PowerBroker of the Year" and "The King Maker" on the cover of Sports Illustrated. In 2021, TIME recognized KLUTCH Sports on its first-ever list of TIME100 Most Influential Companies, and Variety recently named Paul to their "Variety500" list of the most influential business leaders shaping the global media industry. Mr. Paul is also credited with driving the reversal of the so-called "Rich Paul Rule," which would have banned agents without a college degree from representing NCAA student athletes. In 2021, Mr. Paul and three former Nike executives formed ADOPT, a creative agency focused on sport,
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wellness, nutrition, tech and other consumer facing products. Mr. Paul joined the Board of Trustees of LACMA and the Board of Directors of Funko in 2022. Mr. Paul is also a minority partner of The SpringHill Company.
•Other Current Public Company Directorships: Mr. Paul has served as a director of Designer Brands Inc. since 2022.
•Board Membership Qualifications: Mr. Paul’s qualifications as a director include his professional background and experience, previously held senior executive-level positions and entrepreneurial endeavors, his service on other public and private company boards, his leadership skills developed while founding and growing KLUTCH Sports Group, and his extensive knowledge and understanding of, and reputation in, the sports and entertainment industries.
Michael Rapino
•Age: 57
•Professional Background: Mr. Rapino is our President and Chief Executive Officer and has served in this capacity since 2005. He has also served on our board of directors since 2005.
•Other Current Public Company Directorships: Mr. Rapino has served as a director of Sirius XM Holdings Inc. since 2018.
•Board Membership Qualifications: Mr. Rapino’s qualifications as a director include his professional background and experience, his leadership skills acquired prior to and while serving as Chief Executive Officer of Live Nation, his extensive knowledge and understanding of, and reputation in, the music industry, and his understanding of Live Nation’s business, operations, products and services.
Latriece Watkins
•Age: 48
•Professional Background: Latriece Watkins has served as a member of our board of directors since September 2021. Ms. Watkins is Executive Vice President of the Consumables division for Walmart U.S., the nation’s largest retailer. She plays a pivotal role in driving Walmart’s business success and in shaping the future of retailing. As one of Walmart’s largest divisions, she leads a business that, on its own, would be part of the Fortune 50. Over the course of her career, Ms. Watkins has held several key leadership positions in merchandising, human resources and store operations, and began at Walmart focused on the company’s real estate disposition and development. She was appointed by Walmart’s CEO to lead a team focused on culture change and transformation across the enterprise. Ms. Watkins has also championed a number of mentorship and diversity and inclusion initiatives at Walmart, including serving as chairperson for the African American Resource Groups for two terms. Currently, she leads the company’s criminal justice Shared Value Network team, which focuses on leveraging the company’s strengths and expertise to increase racial equity within the system. Ms. Watkins is admired across the industry as someone who leads with respect and lifts others. She champions DEI programs that create sustained, consistent and significant impact, both within her company and her community. Active in the community, Ms. Watkins currently serves as a board member for Thaden School, an independent school in downtown Bentonville, Arkansas that aims to provide holistic, enriching education to prepare students for college, and is also a board member for Mercy Health Foundation of Northwest Arkansas. Ms. Watkins works with a variety of local and regional chapters of non-profit organizations, including the American Heart Association; Susan G. Komen Foundation; Big Brothers, Big Sisters; Boys and Girls Club and Winthrop Rockefeller Institute. Ms. Watkins graduated from Spelman College with a B.A. in political science and received a J.D. at the University of Arkansas law school.
•Board Membership Qualifications: Ms. Watkins' qualifications as a director include her professional background and experience, previously held senior-executive level positions, her service on other private company boards, her leadership skills developed while leading large organizations, and the breadth of her leadership experience, which includes merchandising, human resources, operations, real estate disposition and development and enterprise-level cultural change and transformation.
Board Meetings
Our board of directors met four times during 2022 and acted by unanimous written consent once. All incumbent directors attended at least 75% of the aggregate meetings of the board of directors and of board committees on which they served during the time they were serving as a director or committee member, as
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applicable. We have adopted a formal policy on director attendance at annual meetings of stockholders, which states that each director is strongly encouraged to attend such meetings, including by electronic means as appropriate, unless attendance is precluded by health or other significant personal matters. Ten of our then-current eleven directors attended our 2022 annual meeting of stockholders.
The board of directors has appointed Mr. Maffei, as the non-executive chairman of the board, to preside over executive sessions of the non-management directors.
Board Committees
The board of directors has four standing committees: the Audit Committee, the Nominating and Governance Committee, the Compensation Committee and the Executive Committee, each of which is described below. Each committee, other than the Executive Committee, operates under a written charter adopted by the board of directors. All of the committee charters are publicly available in the Corporate Governance section of our website at investors.livenationentertainment.com/corporate-governance/governance-documents or may be obtained upon written request to our General Counsel at our principal executive offices.
Committee members are elected by the board of directors, upon the Nominating and Governance Committee’s recommendations, and serve until their successors are elected or their earlier resignation or removal.
The current composition of the board committees is as follows:

Name	Audit Committee	Nominating and Governance Committee	Compensation Committee	Executive Committee
Maverick Carter		✓
Ping Fu	✓
Jeff Hinson	✓ (Chair)
Chad Hollingsworth			✓ (Chair)
Jimmy Iovine			✓
Jim Kahan	✓
Greg Maffei				✓ (Chair)
Randall Mays		✓ (Chair)		✓
Richard A. Paul
Michael Rapino				✓
Dana Walden			✓
Latriece Watkins
Audit Committee
The Audit Committee currently consists of Messrs. Hinson and Kahan and Ms. Fu. The board of directors has determined that all three of the current members of the Audit Committee are independent, as defined by the NYSE corporate governance standards, Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and our independence standards. The board of directors has also determined that each Audit Committee member is financially literate and that both Messrs. Hinson and Kahan have the attributes of an audit committee financial expert as defined in the applicable SEC regulations. During 2022, the Audit Committee met five times.
As set forth in more detail in the Audit Committee Charter, the Audit Committee’s purpose is to assist the board of directors in its general oversight of the quality and integrity of our accounting, auditing and financial reporting and internal control practices. The specific responsibilities of the Audit Committee include:
•appointing, compensating, overseeing and terminating the independent registered public accounting firm;
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•approving all audit and non-audit services (other than those non-audit services prohibited by law) to be provided by the independent registered public accounting firm;
•reviewing and discussing the annual and quarterly financial statements and related notes and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
•reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s responses thereto;
•discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, if any;
•reporting regularly to the full board of directors regarding, among other things, the quality and integrity of our financial statements, compliance with legal or regulatory requirements, the performance and independence of the independent registered public accounting firm and the performance of the internal audit function;
•maintaining free and open communications with, and periodically meeting with, management, the internal auditors and the independent registered public accounting firm;
•discussing guidelines and policies with respect to risk assessment and risk management, including reviewing and discuss periodic reports from management pertaining to significant risk areas, including, among others, physical security, data privacy and information/cyber security programs;
•overseeing our Policy on Related-Person Transactions, as amended and supplemented from time to time;
•reviewing and approving the Report of the Audit Committee of the Board of Directors included in our annual proxy statements;
•complying with all other responsibilities and duties set forth in the Audit Committee Charter; and
•oversight responsibility for areas such as data privacy, cybersecurity, physical security, health and safety, ESG (including with respect to the company’s public disclosures related to ESG), and compliance with laws and regulations such as the United States Foreign Corrupt Practices Act.
For additional information concerning the Audit Committee, see “Report of the Audit Committee of the Board of Directors” included in this proxy statement.
Nominating and Governance Committee
The Nominating and Governance Committee currently consists of Messrs. Carter and Mays. The board of directors has determined that both members of the Nominating and Governance Committee are independent, as defined by the NYSE corporate governance standards and our independence standards. The Nominating and Governance Committee acted by unanimous written consent once during 2022.
The specific responsibilities of the Nominating and Governance Committee include:
•identifying, screening and recruiting qualified individuals to become board members;
•proposing nominations for the board of directors and board committee membership;
•assessing the composition of the board of directors and board committees;
•overseeing the performance of the board of directors; and
•complying with all other responsibilities and duties set forth in the Nominating and Governance Committee Charter.
Compensation Committee
The Compensation Committee currently consists of Messrs. Hollingsworth and Iovine and Ms. Walden. The board of directors has determined that all three members of the Compensation Committee are independent, as defined by the NYSE’s corporate governance standards and our independence standards. During 2022, the Compensation Committee met two times and acted by unanimous written consent twice.
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The specific responsibilities of the Compensation Committee include:
•reviewing and approving, and/or recommending modifications to, the base salary, incentive compensation and all other compensation of our Chief Executive Officer and other executive officers;
•overseeing the administration of our equity-based plans;
•reviewing and approving the Report of the Compensation Committee of the Board of Directors included in our proxy statements;
•reviewing and discussing with management the Compensation Discussion and Analysis included in our proxy statements;
•reviewing, from time to time, the compensation and benefits of directors who are not employees of the company and recommending any changes to the board that the committee deems appropriate;
•overseeing the company’s submissions to stockholders on executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, incentive and other executive compensation plans and amendments to such plans;
•consulting on the appropriate engagement with shareholder groups and proxy advisory firms on executive compensation matters;
•overseeing and periodically assessing material risks associated with the company’s compensation structure, policies and programs for executive officers;
•assisting the board in its oversight of the company’s policies and strategies relating to culture and human capital management, including diversity and inclusion; and
•complying with all other responsibilities and duties set forth in the Compensation Committee Charter.
Compensation Committee meetings are regularly attended by the Chief Executive Officer and, from time to time, other members of management, as requested by the committee.
Executive Committee
The Executive Committee currently consists of Messrs. Maffei, Mays and Rapino. The Executive Committee did not formally meet during the 2022 fiscal year, though the members met informally from time to time to discuss the affairs of the company.
The specific responsibilities of the Executive Committee are to:
•be available to the company’s executive management to discuss significant operational and strategic issues from time to time;
•serve as a conduit between executive management and the board of directors, including helping to facilitate board processes and communications; and
•have such further powers and responsibilities, and undertake such specific actions or duties, as may be delegated to it in the future by the board of directors.
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DIRECTOR COMPENSATION
Pursuant to our non-employee director compensation plan, we currently pay (i) each of our non-employee directors an annual cash retainer of $90,000, (ii) each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee an additional annual cash retainer of $21,000, $15,000 and $9,000, respectively, (iii) the Chairpersons of the Audit Committee, Compensation Committee and Nominating and Governance Committee a further annual cash retainer of $18,000, $15,000 and $9,000, respectively, and (iv) the non-executive Chairman of the Board an additional annual cash retainer of $54,000, which he or she may elect to receive in either cash or shares of restricted stock. No additional per-meeting fees apply under the plan.
Under the plan, each non-employee director also receives a grant of $150,000 in shares of restricted stock based on the average closing price of our stock during the 20 trading days prior to the date of the grant (i) upon such non-employee director’s appointment to the board of directors (prorated for the period from the director’s appointment through the anticipated date of our next annual meeting of stockholders), and (ii) on an annual basis thereafter. The non-executive Chairman of the Board receives an additional annual grant of $90,000 in shares of restricted stock based on the average closing price of our stock during the 20 trading days prior to the date of the grant. We may also grant additional discretionary stock-based awards to our non-employee directors, and these directors may elect to receive their cash fees in the form of shares of our common stock.
Only non-employee directors are eligible to receive compensation for their services as a director. Accordingly, Mr. Rapino, our President and Chief Executive Officer, did not receive any separate director compensation during 2022.

2022 Director Compensation Table
The following table shows compensation paid to the members of our board of directors for the fiscal year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Maverick Carter	99,000	134,103	233,103
Ping Fu	111,000	134,103	245,103
Jeff Hinson	129,000	134,103	263,103
Chad Hollingsworth	120,000	134,103	254,103
Jimmy Iovine	105,000	134,103	239,103
Jim Kahan	111,000	134,103	245,103
Greg Maffei (2)	90,000	262,891	352,891
Randall Mays	108,000	134,103	242,103
Richard A. Paul (3)	—	—	—
Michael Rapino	—	—	—
Dana Walden	105,000	134,103	239,103
Latriece Watkins	90,000	134,103	224,103

(1)
The amounts set forth in this column reflect shares of restricted stock granted under our stock incentive plans. The amounts listed are equal to the aggregate grant date fair value computed in accordance with ASC topic 718, Compensation — Stock Compensation, or ASC 718 (which will generally lead to a reported value that differs from the amount set forth in the director compensation policy outlined above under “Director Compensation” due to the different methodologies). A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 13 of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2022. The restricted stock awards vest in full on the first anniversary of the grant or, for off-cycle grants, on the first anniversary of the on-cycle grants. The ownership of company securities as of the record date for each director is set forth below in the “Security Ownership Table.”

(2)	Mr. Maffei elected to receive his non-executive Chairman of the Board retainer in shares of restricted stock.
(3)	Mr. Paul was appointed to the Board of Directors in April 2023.
20 | 2023 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership Table
The following table sets forth certain information regarding beneficial ownership of our common stock as of the Record Date (April 11, 2023), by:
•each person known by us to beneficially own 5% or more of our common stock;
•each current director and director nominee;
•each of our current executive officers named in the 2022 Summary Compensation Table; and
•all of our executive officers, directors and director nominees as a group.
Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership also includes shares of common stock subject to options exercisable on or before June 10, 2023 (60 days after April 11, 2023); provided, however, that these shares are not deemed outstanding for computing the percentage ownership of each other person. The percentage of beneficial ownership is based on 229,891,316 shares of our common stock outstanding (or deemed to be outstanding under SEC rules and regulations) as of April 11, 2023. Unless otherwise indicated, the address of each of the stockholders listed below is c/o Live Nation Entertainment, Inc., 9348 Civic Center Drive, Beverly Hills, California 90210.

	Amount and Nature of Beneficial Ownership
			Restricted Stock Unvested
Name of Beneficial Owner	Common Stock	Exercisable Options		Other	Total	Percent
Maverick Carter	11,814	—	1,640	—	13,454	*
Ping Fu	14,130	—	1,640	—	15,770	*
Jeff Hinson (1)	57,891	—	1,640	200	59,731	*
Chad Hollingsworth	6,182	—	1,640	—	7,822	*
Jimmy Iovine	31,152	—	1,640	13,740	46,532	*
Jim Kahan (2)	6,303	—	1,640	92,521	100,464	*
Greg Maffei	99,724	—	3,215	—	102,939	*
Randall Mays (3)	103,023	—	1,640	28,957	133,620	*
Richard A. Paul	—	—	369	—	369	*
Dana Walden	11,899	—	1,640	—	13,539	*
Latriece Watkins	1,201	—	1,640	—	2,841	*
Michael Rapino	3,117,837	627,602	346,605	—	4,092,044	1.78%
Joe Berchtold	436,537	630,121	5,570	—	1,072,228	*
Brian Capo	7,846	5,000	2,742	193	15,781	*
John Hopmans	26,932	418,760	19,004	—	464,696	*
Michael Rowles	154,858	316,115	2,928	—	473,901	*
All directors, director nominees and executive officers as a group (16 persons) (4)	4,087,329	1,997,598	395,193	135,611	6,615,731	2.85%
Liberty Media Corporation (5)	—	—	—	69,645,033	69,645,033	30.29%
The Vanguard Group (6)	—	—	—	18,116,631	18,116,631	7.88%
BlackRock, Inc. (7)	—	—	—	13,733,771	13,733,771	5.97%
The Public Investment Fund (8)	—	—	—	12,565,167	12,565,167	5.47%
Canada Pension Plan Investment Board (9)	—	—	—	10,712,583	10,712,583	4.66%
* Percentage of common stock beneficially owned by the named stockholder does not exceed one percent of Live Nation Entertainment common stock.
2023 Proxy Statement | 21

(1)Includes 20,415 shares of common stock that are subject to a pledge arrangement. “Other” includes 200 shares of common stock held by Mr. Hinson’s son who shares the same household as Mr. Hinson.
(2)“Other” consists of 88,521 shares of common stock held by trusts of which Mr. Kahan is the trustee, but not a beneficiary, and 4,000 shares held by a limited partnership where Mr. Kahan is a limited partner and has been granted certain investment authority by the general partner.
(3)“Other” consists of 11,323 shares held by trusts of which Mr. Mays is the trustee and his children are the beneficiaries, 12,004 shares held by trusts of which a member of Mr. Mays’ immediate family is the trustee and his children are the beneficiaries, and 5,630 shares held by trusts of which Mr. Mays is a 25% beneficiary and co-trustee.
(4)See footnotes 1 through 3.
(5)Address: 12300 Liberty Boulevard, Englewood, Colorado 80112. Information is based solely on a Form 4 and a Schedule 13D/A (Amendment No. 4) filed by Liberty Media Corporation with the SEC on December 1, 2015 and September 30, 2015, respectively. Such forms state that the reporting person has sole voting power with respect to 53,745,033 shares, shared voting power with respect to no shares, sole dispositive power with respect to 53,745,033 shares, and shared dispositive power with respect to no shares. In addition, such forms state that the reporting person has sole voting and dispositive power with respect to 12,385,828 shares that are held indirectly through wholly-owned subsidiaries, which shares are included in the total beneficial ownership amount.
(6)Address: 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Information is based solely on a Schedule 13G/A (Amendment No. 5) filed by The Vanguard Group with the SEC on February 9, 2023. Such form states that the reporting persons aggregately have sole voting power with respect to no shares, shared voting power with respect to 220,659 shares, sole dispositive power with respect to 17,487,242 shares, and shared dispositive power with respect to 629,389 shares.
(7)Address: 55 East 52nd Street, New York, New York 10055. Information is based solely on a Schedule 13G filed by BlackRock, Inc. with the SEC on February 3, 2023. Such form states that the reporting persons aggregately have sole voting power with respect to 12,541,739 shares, shared voting power with respect to no shares, sole dispositive power with respect to 13,733,771 shares, and shared dispositive power with respect to no shares.
(8)Address: P.O. Box 6847, Riyadh 11452, Kingdom of Saudi Arabia. Information is based solely on a Schedule 13G/A (Amendment No. 1) filed by The Public Investment Fund with the SEC on February 16, 2021. Such form states that the reporting persons aggregately have sole voting power with respect to 12,565,167 shares, shared voting power with respect to no shares, sole dispositive power with respect to 12,565,167 shares, and shared dispositive power with respect to no shares.
(9)Address: One Queen Street East, Suite 2500, Toronto, Ontario, M5C 2W5, Canada. Information is based solely on a Schedule 13G/A (Amendment No. 2) filed by the Canada Pension Plan Investment Board with the SEC on February 4, 2021. Such form states that the reporting persons aggregately have sole voting power with respect to 10,712,583 shares, shared voting power with respect to no shares, sole dispositive power with respect to 10,712,583 shares, and shared dispositive power with respect to no shares.
Equity Compensation Plan Information
The table below provides information relating to shares of our common stock that may be issued under our existing equity compensation plans as of December 31, 2022:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding the securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,257,191(1)	$29.78	3,720,059
Equity compensation plans not approved by security holders	—	—	—
Total	3,257,191	$29.78	3,720,059
(1)    In addition, there were 3,173,545 shares of restricted and deferred stock awards granted under the plans outstanding. Since these shares do not have an exercise price, they are not included in the calculation of the weighted-average exercise price in column (b). These shares of restricted and deferred stock awards are considered outstanding shares and thus are included in the number of shares outstanding as of the Record Date. The table reflects awards outstanding under both the Live Nation and Ticketmaster Plans; as of December 31, 2022, there remained 3,720,059 shares available for issuance under the Live Nation plan and no shares under the Ticketmaster plan (which expired in August 2018 such that no new grants or awards may be made).
22 | 2023 Proxy Statement

PROPOSAL NO. 2—ADVISORY VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS
In accordance with SEC rules, we are providing the company’s stockholders the opportunity to vote at this annual meeting to approve the compensation paid to the company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Act of 1933, as amended, or the Securities Act, and the Exchange Act. The stockholder vote on executive compensation is an advisory vote only, and it is not binding on the company or our board of directors.
Although the vote is nonbinding, the Compensation Committee and the board of directors value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders an opportunity to endorse or not endorse our executive officer pay program and policies through the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the company’s proxy statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2022 Summary Compensation Table and the other related tables and disclosure.”
As described more fully in the Compensation Discussion and Analysis section of this proxy statement beginning on page 28, we believe that our executive compensation program is reasonable, competitive and strongly focused on pay for performance principles. Since our first say-on-pay vote was held in 2011, we have carefully assessed the results and made changes accordingly. At the 2020 Annual Meeting of Stockholders where our last say on pay vote was held, over 94% of the votes cast (excluding abstentions and broker non-votes) were in favor of our say-on-pay proposal. We emphasize compensation opportunities that reward our executives when they deliver targeted financial results. The compensation paid to our named executive officers varies depending upon the achievement of pre-established performance goals, which may be both individual and corporate. Through stock ownership requirements and equity incentives, we also align the interests of our executives with those of our stockholders and the long-term interests of Live Nation. Our executive compensation policies have enabled Live Nation to attract and retain talented and experienced senior executives and have benefited the company over time. We believe that the fiscal year 2022 compensation paid to our named executive officers was appropriate and aligned with Live Nation’s fiscal year 2022 results.
The affirmative vote of the holders of at least a majority of the total voting power of our common stock present in person or represented by proxy and entitled to vote on this proposal is required to approve the advisory resolution on the company’s executive compensation described in this Proposal No. 2. For purposes of this vote, abstentions will be counted as present in person or represented by proxy and entitled to vote on this proposal, and therefore will have the effect of a negative vote. Broker non-votes will have no effect on the outcome of this proposal. The results of this vote are not binding on our board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADVISORY RESOLUTION APPROVING THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

2023 Proxy Statement | 23

PROPOSAL NO. 3—ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Pursuant to SEC rules, the stockholders of the company are entitled to vote at the 2023 Annual Meeting regarding whether advisory votes to approve the compensation of the named executive officers, as required by Section 14A(a)(2) of the Exchange Act (and as described in Proposal 2 of this proxy statement), should occur every one, two or three years. Pursuant to SEC rules, the stockholder vote on the frequency of the advisory vote to approve executive compensation must occur at least once every six years and is not binding on the company or the board of directors.
Although the vote is nonbinding, the board of directors values the opinions of our stockholders and will consider the outcome of the vote when determining the frequency of the stockholder advisory vote on executive compensation.
After careful consideration of the results of our prior “say-on-pay” votes, feedback received from stockholders and other relevant factors, the board of directors believes that a frequency of every three years for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say-on-pay” vote and is the best approach for Live Nation and its stockholders. At the last frequency vote held in 2017, stockholders approved a frequency of every three years. The board of directors believes that the most relevant factors are the following:
•as our executive compensation program is designed to support long-term value creation and to incentivize and reward performance over a multi-year period, a triennial vote will allow stockholders to better judge the program in relation to the company’s long-term performance;
•a triennial vote will provide the company with the time to thoughtfully consider the results of the “say-on-pay” vote and to conduct a meaningful and detailed review of its pay practices in response thereto; and
•our compensation programs generally do not change significantly from year to year as we utilize multi-year contracts with our executives in order to have certainty in our leadership, and we seek consistency in such programs from one year to the next.
Stockholders who have concerns about executive compensation during the interval between “say-on-pay” votes are welcome to bring their specific concerns to the attention of the board. Please refer to “Stockholder Communications” in this proxy statement for information about communicating with the board.
As noted above, we carefully review changes to our program to maintain the consistency and credibility of the program, which is important in motivating and retaining our employees. Our employees are integral to establishing and maintaining the artist and other relationships within the music industry that are vital to our success. We believe that a triennial vote is an appropriate frequency to provide our people and compensation committee sufficient time to thoughtfully consider and to implement any appropriate changes to our executive compensation program, in light of the timing that would be required to implement any decisions related to such changes.
The advisory vote regarding the frequency of the stockholder advisory vote on executive compensation described in this Proposal 3 shall be determined by a plurality of the votes cast. The alternative receiving the most votes in its favor will be the one that is adopted as the nonbinding recommendation of our stockholders. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE TO THE ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS.
24 | 2023 Proxy Statement

PROPOSAL NO. 4—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2023. Ernst & Young LLP served as our independent registered public accounting firm during the 2022 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.
Stockholder ratification of the appointment of Ernst & Young LLP is not required by our bylaws or otherwise. However, our board of directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the 2023 fiscal year if it determines that such a change would be in the best interests of us and our stockholders.
The affirmative vote of the holders of at least a majority of the total voting power of our common stock present in person or represented by proxy and entitled to vote on this matter is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. For purposes of this vote, abstentions will be counted as present in person or represented by proxy and entitled to vote on this matter, and therefore will have the effect of a negative vote. Broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit and Non-Audit Fees
The following table shows the fees paid or accrued (in thousands) by Live Nation for audit and other services provided by Ernst & Young LLP for the 2022 and 2021 fiscal years, respectively:

	2022	2021
Audit Fees	$10,847	$9,671
Audit-Related Fees	1,744	1,029
Tax Fees	1,017	742
All Other Fees	30	12
Total	$13,638	$11,454
Audit fees consist of fees for the audit of our annual financial statements, the audit of our internal controls over financial reporting, reviews of our financial statements included in our Quarterly Reports on Form 10-Q, reviews of our other SEC filings and other professional services provided in connection with statutory and regulatory filings.
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements and which are not reported above under “Audit Fees.” These services primarily related to attest services in connection with ticketing system audits for purposes of reporting on control design and operating effectiveness, gross receipts audits as required by leases, and acquisition-related due diligence services.
Tax fees consist of fees for tax advice and tax return preparation.
All other fees consist of fees for Ernst & Young’s online research tool and miscellaneous fees.
2023 Proxy Statement | 25

The Audit Committee has established procedures for the approval of all audit and non-audit services provided by our independent registered public accounting firm. Pursuant to this policy, the Audit Committee approves all audit and non-audit services provided by the independent registered public accounting firm, including the fees and other terms of the engagements. Before the independent registered public accounting firm is engaged to perform any non-audit services, the Audit Committee must review and pre-approve such services. The Audit Committee may delegate its approval authority to its Chairperson, provided that any services approved by the Chairperson are reported to the Audit Committee at its next regularly scheduled meeting.
The Audit Committee approved all of the audit and permissible non-audit services performed by Ernst & Young LLP during the 2022 fiscal year.
26 | 2023 Proxy Statement

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the company under the Securities Act or the Exchange Act whether made on, before or after the date of this report and irrespective of any general incorporation language in such filing.
The Audit Committee’s purpose is to assist the board of directors in its general oversight of Live Nation’s accounting, auditing and financial reporting practices. Management is primarily responsible for Live Nation’s financial statements, systems of internal controls and compliance with applicable legal and regulatory requirements. Ernst & Young LLP, Live Nation’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of internal control over financial reporting.
The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the committee certify that Live Nation’s registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm and the experience of the committee’s members in business, financial and accounting matters.
During the 2022 fiscal year, management completed the documentation, testing and evaluation of Live Nation’s internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young LLP. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of Live Nation’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in Live Nation’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in Live Nation’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting.
In overseeing the preparation of Live Nation’s financial statements, the Audit Committee met with both management and Live Nation’s independent registered public accounting firm to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Public Company Accounting Oversight Board, or the PCAOB, Auditing Standard Number 1301 (Communications With Audit Committees).
With respect to Live Nation’s independent registered public accounting firm, the Audit Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including its letter and the written disclosures made to the committee as required by Rule 3526 of the PCAOB (Communication With Audit Committees Concerning Independence).
On the basis of these reviews and discussions, the undersigned members of the Audit Committee recommended to the board of directors that Live Nation’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.
Respectfully submitted,
The Audit Committee of the Board of Directors
Jeff Hinson (Chair)
Ping Fu
Jim Kahan
2023 Proxy Statement | 27

COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion and Analysis may contain statements regarding historical and/or future individual and company performance measures, targets and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s or the board of directors’ expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts. As used in this Compensation Discussion and Analysis, the term “executives” refers generally to members of our management team, the term “executive officers” refers to our executive officers as determined in accordance with Rule 3b-7 of the Exchange Act (and is a subset of “executives”) and the term “named executive officers” refers to our named executive officers determined in accordance with Item 402(a)(3) of Regulation S-K (and is a subset of “executive officers”). References to “we,” “us,” “our” or the “company” refer to Live Nation Entertainment, Inc.
Executive Overview
We continually refine and enhance our executive compensation program in response to both feedback from our stockholders as well as market demands. We believe that our overall compensation program aligns the interests of our executives with those of our stockholders. Below are some of the significant elements of our executive compensation program.

Executive Compensation Practices
What We Do:
✓    Performance criteria in place with aggressive stock price growth targets for the vesting of performance share grants to the CEO, CFO and General Counsel in connection with their most-recent employment agreements
✓    Majority of compensation “at-risk”
✓    Robust CEO and named executive officer stock ownership guidelines of 5x base salary for the CEO and 2.5x base salary for other named executive officers
✓    Strong Hedging Policy that prohibits directors and executive officers from engaging in all hedging transactions in company securities
✓    Strong Pledging Preapproval Policy that requires prior approval for all pledging activities in company securities by directors and executive officers
What We Don’t Do:
✗    No guaranteed annual bonuses for named executive officers; all annual bonus opportunities are traditionally based on achievement of aggressive performance targets
✗    No annual minimum or automatic increases to base salary for CEO and other named executive officers
✗    No “single trigger” change of control severance provisions; CEO and other named executive officers all have a “double trigger” provision
✗    No excise tax gross-up payments for any named executive officer
✗    No cash severance payments in excess of two times annual base salary plus bonus for CEO

28 | 2023 Proxy Statement

Record 2022 Results Support Our Compensation Program
We believe that the strong leadership decisions made by our management team during the difficult and unprecedented circumstances we faced in 2020 and 2021, and then during a full reopening of our business in 2022, allowed the company to emerge from the COVID-19 pandemic in a position of strength with an eye toward continuing our growth trajectory. 2022 was a year of record results, and had massive growth over 2019, our last full year of operations prior to the onset of the pandemic.
In Concerts, despite many markets still closed for part of last year, we grew attendance by 24% versus 2019 to 121 million fans at 44 thousand events, which drove revenue up 43% versus 2019 to $13.5 billion. This growth came from all markets and venue types—every venue type from clubs and theaters to stadiums to festivals had double-digit attendance growth versus 2019. We invested $9.6 billion in putting on artists’ shows in 2022, working with the largest superstars to artists just getting started, and all those in-between.
In Ticketing, we grew our fee-bearing ticket volume by 28% from 2019 to 280 million, which in turn drove our fee-bearing gross transaction value (GTV) up by over 50% versus 2019 to $28 billion across 38 countries. As a result, our ticketing revenue was $2.2 billion, up 45% versus 2019. Along with these results for the year, we signed 23 million net new tickets in 2022, 70% of which were with international clients.
In our Sponsorship & Advertising business, we have seen that brands are as eager as fans to re-engage with our platforms. In 2022, we had 120 large strategic sponsors globally across our business, 32% more than we had in 2019. These large partners drove over 80% of our revenue growth, with overall revenue up 64% versus 2019 to $1 billion.
Our 2022 financial and operational highlights include (full-year comparisons versus 2019):
•Revenue was up 44% to $16.7 billion;
•Operating Income was up 125% to $732 million;
•Adjusted Operating Income (“AOI”; as defined below under –Compensation Philosophy and Objectives) was up 49% to over $1.4 billion;
•Operating Free Cash Flow was up 3.9x to $1.8 billion;
•Investment in artists up 45% to over $9.6 billion;
•Live Nation Concert attendance was up 24% with over 121 million fans attending 43,600 events;
•Ancillary Per Fan Spending was up at least 20% across all major venue types—amphitheaters, festivals, clubs and theaters;
•Ticketing Fee-Bearing Gross Transaction Value was up 54% to $27.5 billion; and
•Sponsorship & Advertising Revenue reached roughly $1 billion, Up 64%.
Overall, we believe that our 2022 results demonstrate the effectiveness of our business model and underlie the key compensation decisions made by the Compensation Committee with respect to our executive officers. Our continued successful execution on our strategic plan has additionally resulted in stockholder value that has outpaced relevant benchmarks over the past five years:
2023 Proxy Statement | 29

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Live Nation Entertainment, Inc., the NYSE Composite Index,
and the Hemscott Group Index

$300
$250
$200
$150
$100
$50
$0
12/17
12/18
12/19
12/20
12/21
12/22
Live Nation Entertainment, Inc.
NYSE Composite
Hemscott Group Index

*$100 invested on 12/31/17 in stock or index, including reinvestment of dividends.
Fiscal year ending December 31.

2022 Compensation Decisions
Our key executive compensation decisions in 2022 related to setting appropriate performance targets and bonus levels for our executive officers in order to incentivize them to reach targeted goals during the year, as well as determining the form and amount of stock-based awards for our executive officers that will provide optimal long-term incentives to align their interests with those of our stockholders and encourage growth over the long term. Additionally, we entered into employment agreements with three of our named executive officers, including our Chief Executive Officer, to secure their services for the near future as we continue to execute on our strategic plan.
Overall, we achieved 127% of our targeted company Adjusted Operating Income (as defined below) for the year on a constant-currency and pro-forma basis. All of our named executive officers had their cash performance bonuses tied to that target, and as a result, all of them received at least 100% of their targeted cash performance bonuses. We believe that Adjusted Operating Income is one of the primary metrics on which the company’s performance is judged by analysts and the investment community, and is thus tied to the creation of stockholder value.
We believe that having employment agreements with our executive officers is critical to our success due to the importance of long-term artist, venue and client relationships in the live entertainment business, as well as the impact of an individual’s reputation and relationships on our ability to identify, obtain and retain business opportunities. While the concept that reputation and relationships are important to success is certainly not unique to the live entertainment business, we believe that the live entertainment business itself is unique and that these factors have heightened importance in our business when compared to many other industries. Simply put, people are not fungible in our business and we try to keep our best performers. For this same reason, we are confident that our overall compensation levels for our executive officers are appropriate and necessary in order to attract and retain the best executive talent to lead and grow our company.
30 | 2023 Proxy Statement

We maintain an executive compensation program that consists of four components: base salary, cash performance bonuses, long-term equity incentive awards and employee benefits and other perquisites. We strive to structure the program in a manner that will benefit our stockholders by allowing us to attract and retain the right individuals for our business. This manifests itself in the pay-for-performance culture we seek to maintain. To that end, in 2022 the Compensation Committee set aggressive performance targets for the vesting of the discretionary annual grant of restricted stock made to our Chief Executive Officer and other named executive officers as part of our long-term equity incentive award component, as opposed to having the vesting of those awards be 100% time-based. In addition, the vesting of the performance share awards made to our Chief Executive Officer, Chief Financial Officer, and General Counsel in connection with their new employment agreements entered into in 2022 is tied to the attainment of aggressive stock price targets.
Prior Say on Pay Results and Stockholder Communication
In its compensation review process, the Compensation Committee considers whether our compensation program serves the best interests of our stockholders. At the 2020 Annual Meeting of Stockholders where our last say on pay vote was held, over 94% of the votes cast (excluding abstentions and broker non-votes) were in favor of the advisory vote (“say on pay”) to approve executive compensation. In addition, underscoring their faith in the compensation decisions of our board of directors, at the 2017 Annual Meeting of Stockholders, our stockholders approved holding such future say on pay votes on a triennial, as opposed to annual, basis. The Compensation Committee considered these outcomes and believes that they conveyed our stockholders’ strong support of the Compensation Committee’s decisions and the existing executive compensation programs at a macro level. Our largest stockholder, which holds 30% of our outstanding shares, has voted in favor of our say on pay proposal each year that a vote has been held. Every year, we endeavor to have discussions with some of our institutional investors in order to better understand their views on our compensation practices and structure. The Compensation Committee carefully considers this feedback, which was a significant factor in prompting the key characteristics of our executive compensation program outlined in the box at the beginning of this Compensation Discussion and Analysis.
Following the 2020 advisory vote and discussions with stockholders in 2020, 2021 and 2022, the Compensation Committee decided to retain the core design of our executive compensation programs for 2022 and 2023, as it believes the programs continue to attract, retain and appropriately incentivize senior management, and have the strong support of our stockholders based on the most recent advisory vote. Additionally, we believe that our stockholders’ election in 2017 to hold triennial, instead of annual, advisory votes to approve executive compensation demonstrates our stockholders’ ongoing confidence in the appropriateness and effectiveness of our executive compensation program. The Compensation Committee will continue to consider the results from future advisory votes on executive compensation, as well as feedback from stockholders throughout the course of each year. Based on the foregoing, we believe our programs are effectively designed and continue to be aligned with the interests of our stockholders.
Roles and Responsibilities
This Compensation Discussion and Analysis describes our executive compensation program as it relates to the following “named executive officers (NEOs)” for 2022:

Name	Position
Michael Rapino	President and Chief Executive Officer
Joe Berchtold	President and Chief Financial Officer
Brian Capo	Chief Accounting Officer
John Hopmans	Executive Vice President
Michael Rowles	General Counsel
The Compensation Committee has primary responsibility for establishing the compensation paid to our named executive officers. The Compensation Committee is appointed by the board of directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Code, “non-employee” directors for purposes of Rule 16b-3 of the Exchange Act and “independent” for purposes of the NYSE’s rules governing compensation committees. The Compensation Committee currently consists of Messrs. Hollingsworth and Iovine and Ms. Walden, with Mr. Hollingsworth serving as the committee’s Chair. The Compensation Committee is
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responsible for, among other things, administering and overseeing our executive compensation program, including matters related to salary, bonus plans and stock compensation plans.
Compensation Philosophy and Objectives
Our executive compensation program is designed to attract, motivate, reward and retain talented individuals who are essential to our continued success. In determining the form and amount of compensation payable to our named executive officers, we are guided by the following objectives and principles:
•Compensation should tie to performance. We aim to foster a pay-for-performance culture, with a substantial amount of executive compensation “at risk.” Accordingly, a significant portion of total compensation is traditionally tied to and varies with our financial, operational and strategic performance and the value of our common stock, as well as individual performance. The following chart shows the percentage of our CEO’s 2022 compensation that was performance-based:
•63% Performance-Based
•37% Salary, Perquisites, Signing Bonus, and Non-Performance-Based Stock Awards

Salary & Perquisites 3.2%
Non-Equity Incentive Plan
4.5%
Signing Bonus 4.5%
Performance-Based
Stock Awards 58.8%
Non-Performance-Based
Stock Awards 28.9%

•Compensation should encourage and reward the achievement of specific corporate and departmental goals and initiatives. From time to time, we set specific corporate and/or departmental goals and initiatives pertaining to, among other things, growth, productivity and people. Currently, we are primarily emphasizing, and the executive compensation program is designed primarily to reward, achievement of targeted Adjusted Operating Income, evaluated on a pro-forma, constant-currency basis and adjusted for certain legal settlements and judgments. Adjusted Operating Income is a non-GAAP financial measure that we define as operating income before certain stock-based compensation expense, loss or gain on disposal of operating assets, depreciation and amortization (including goodwill impairment), amortization of non-recoupable ticketing contract advances and acquisition expenses. For a reconciliation of Adjusted Operating Income to operating income, as well as a complete definition and other information, see pages 6 and 9 of Exhibit 99.1 to our Current Report on Form 8-K dated February 23, 2023.
•Compensation should establish common goals for executives and their key reports. We endeavor to set consistent performance targets for multiple layers of executives. By establishing common goals, we encourage a coordinated approach to managing the company that we believe will be most likely to increase stockholder value in the long term.
•Compensation should align executives’ interests with those of our stockholders. Equity-based compensation encourages executives to focus on our long-term growth and prospects and to manage the company from the perspective of our stockholders. Executive officers are expected to have a meaningful ownership interest in the company and the Compensation Committee regularly reviews their grant history when assessing the appropriate mix of compensation elements. For a further discussion of our share
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ownership guidelines applicable to our executive officers, see “Corporate Governance—Officer and Director Stock Ownership Guidelines” above.
•Our overall compensation program should enable us to attract, motivate and retain highly-qualified executives by offering competitive compensation. Retention of key executives is a particular focus of our compensation program due to the importance of long-term artist, venue and client relationships in the live entertainment business, as well as the impact that an established individual’s reputation and relationships can have on the efficacy of that person within the industry.
Within this framework, we strive to maintain executive compensation levels that are fair, reasonable and competitive.
Compensation Setting Process
Compensation determinations made during 2022 affecting our named executive officers were based primarily on the Compensation Committee’s assessments of the appropriate levels of compensation required to recruit and retain top-level executive talent, based on industry standards and input from our Chief Executive Officer with respect to our other named executive officers, as well as the Compensation Committee’s review of what we had paid executives in such roles historically.
In the fourth quarter of 2021 and throughout 2022, the Compensation Committee engaged The Croner Company as an independent outside compensation consultant to advise the committee regarding the form and structure of the terms for a potential renewal of the employment agreements of our chief executive officer and our chief financial officer, whose then-current agreements were expiring at the end of 2022. In such advisory role, The Croner Company and the Compensation Committee reviewed market data from a peer group of companies (used solely for this limited purpose) as a reference point to gauge the reasonableness of the company’s compensation levels for its chief executive officer and chief financial officer, including with respect to salary, bonus and equity compensation. The peer group of companies was comprised of Activision Blizzard, Inc., Discovery, Inc., Electronic Arts, Inc., Endeavor Group Holdings, Inc., Fox Corporation, Netflix, Inc., Sirius XM Holdings, Inc., Spotify Technology S.A., Universal Music Group N.V., Paramount Global, and Warner Music Group Corp. The company conducted an evaluation of the independence of The Croner Company and its personnel who worked with the committee, considering the relevant SEC regulations and the listing standards of the NYSE, and concluded that the services performed by The Croner Company and its personnel raised no conflicts of interest.
The Compensation Committee approves all material compensation decisions for the named executive officers, including the grant of all equity awards. Michael Rapino, our President and Chief Executive Officer, annually reviews the named executive officers’ performance, other than his own performance, which is reviewed solely by the Compensation Committee. The results of these evaluations, including recommendations on any salary adjustments, cash bonus amounts, performance targets and/or equity awards, are presented by Mr. Rapino to the Compensation Committee for consideration and approval. Mr. Rapino regularly attends meetings of the Compensation Committee and, upon the committee’s request, provides various compensation and performance information to the committee. Mr. Rapino regularly engages the input of other executives in performing these functions and compiling such information for the Compensation Committee. The Compensation Committee also meets in executive session without Mr. Rapino to discuss compensation matters pertaining to Mr. Rapino and the other named executive officers. On occasion, other named executive officers and members of management meet with the Compensation Committee to provide performance and other relevant data to the committee.
Pursuant to the terms of our stock incentive plans, and the form award agreements thereunder, our named executive officers (and all other recipients of awards thereunder) are entitled to accelerated vesting of their equity awards upon the occurrence of a change of control, which is referred to as a single trigger, to ensure that these executives receive the full benefit of their long-term compensation in a manner consistent with benefits realized by our stockholders. However, none of our named executive officers is eligible to receive severance or comparable cash payments upon the occurrence of a change of control absent a qualifying termination, which is referred to as a double trigger, because the severance benefits contained in the employment agreements are intended to provide protection in connection with the loss of employment (including a loss of employment related to a corporate transaction) rather than merely incentivize the closing of a transaction. The terms of employment for our executive officers, including those elements discussed above, generally are set forth in a written employment agreement. See “Use of Employment Agreements” below, and for a further discussion of the employment agreements of our named
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executive officers, see “Named Executive Officer Employment Agreements & Other Compensation Information” beginning on page 49.
Use of Employment Agreements
As discussed above under “Executive Overview,” we believe that having employment agreements with our executive officers is critical to our success due to the importance of long-term artist, venue and client relationships in the live entertainment business, as well as the impact of an individual’s reputation and relationships on our ability to identify, obtain and retain business opportunities. We believe that, under normal circumstances in our industry and in the broader entertainment industry where we compete for employee talent, it is customary and appropriate to enter into written compensatory agreements with key executives to provide greater stability and certainty that permits the executives to remain focused on their duties and responsibilities and better promote the interests of our stockholders.
We have entered into an employment agreement with each of our named executive officers, including the renewal of such employment agreements in 2022 for the Chief Executive Officer and two other named executive officers. These agreements result from an often extensive negotiation process with the executive, in which the Compensation Committee participates directly. The Compensation Committee ultimately approves all material terms of employment agreements with our named executive officers. The employment agreements generally set forth information regarding base salary, cash performance awards, equity incentive awards, severance benefits and change-in-control vesting, as well as other employee benefits. For a further discussion of the employment agreements of our named executive officers, see “Named Executive Officer Employment Agreements & Other Compensation Information” beginning on page 49.
Compensation Program Components
Our executive compensation program traditionally consists of the following components:
•base salary;
•cash performance bonuses;
•long-term equity incentive awards; and
•employee benefits and other perquisites.
We believe that these components function together to provide a strong compensation program that enables us to attract and retain top talent while simultaneously aligning the interests of our executive officers with those of our stockholders. The Compensation Committee has not adopted a formal policy or practice for the allocation of (i) base salary versus incentive compensation, (ii) cash bonuses versus equity compensation or (iii) equity grants amongst various award types. Rather, the committee seeks to flexibly tailor each executive’s total compensation package to include these various components in a manner designed to motivate and retain most effectively that particular executive officer, while still aligning the executive officer’s interests with those of our stockholders. For these reasons, the Compensation Committee takes into consideration industry standards and informal reviews of compensation paid to executive officers of our competitors or others in similar industries, but it does not currently rely on formal benchmarking or peer group analysis in determining our compensation programs other than for the limited purpose of obtaining a reference point to gauge the reasonableness of the company’s compensation levels for its chief executive officer and chief financial officer.
Base Salary
We believe that competitive levels of cash compensation, together with equity and other long-term incentive programs, are necessary for the motivation and retention of executive officers. Base salaries provide executives with a predictable level of monthly income and help achieve the compensation program’s objectives by attracting and retaining strong talent. The employment agreements set the base salaries of the named executive officers, with annual adjustments, if any, being made upon the approval of the Compensation Committee in its discretion. No named executive officer has an employment agreement providing for automatic or minimum annual salary increases.
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Base salaries for executive officers are typically established at the time the employment agreements are entered into or amended and are based on negotiations with the executives and on the Compensation Committee’s assessments of the salaries necessary and appropriate to recruit and/or retain the individual executives for their particular positions. These assessments include informal reviews of compensation paid to executives of comparable companies and competitors of ours. In establishing the base salaries of our executive officers, the members of the Compensation Committee also bring to bear their own judgment of appropriate compensation based on their individual professional experiences.
For further discussion of the base salaries of the named executive officers, see “Named Executive Officer Employment Agreements & Other Compensation Information” beginning on page 49.
Cash Performance Bonuses
Annual cash bonus eligibility is traditionally provided to each of the named executive officers to reward the achievement of corporate, departmental and/or individual accomplishments and to tie compensation to performance, each in keeping with our compensation philosophy. In March 2023, the Compensation Committee reviewed the named executive officers’ performance during 2022 and awarded cash performance bonuses to each of the named executive officers based on the achievement of pre-established targets, which were based on our achievement of Adjusted Operating Income targets on a pro-forma, constant-currency basis. In general, annual cash bonus eligibility for the named executive officers’ key reports was also based on Adjusted Operating Income in order to encourage a coordinated approach to managing the company consistent with our compensation philosophy.
We believe that Adjusted Operating Income is one of the primary metrics on which the company’s performance is evaluated by financial analysts and the investment community generally. Internally, we review Adjusted Operating Income on a pro-forma and constant-currency basis to evaluate the performance of our operating segments, and believe that this metric assists investors by allowing them to evaluate changes in the operating results of our businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results.
In March 2023, each named executive officer was awarded a cash performance bonus in respect of performance in 2022 as follows:
Michael Rapino. Under the terms of his employment agreement in effect for 2022, Mr. Rapino is eligible to receive an annual cash performance bonus with a target amount equal to 200% of his highest base salary paid during the calendar year in which the bonus was earned based on the achievement of performance targets established by the Compensation Committee (with a range to be established for achievement above or below such targets). Mr. Rapino’s performance bonus eligibility for 2022 was based on the achievement of a company Adjusted Operating Income target. In March 2022, the Compensation Committee set for Mr. Rapino a target cash performance bonus of $6.0 million, based on the achievement of $1,150 million of company Adjusted Operating Income for the year, with the actual bonus to range (i) between $5.4 million and $6.0 million for achievement of between 90% and 100% of such performance target and (ii) between $6.0 million and $12.0 million for achievement of between 100% and 110% of such performance target, in each case scaled based on straight-line interpolation.
In March 2023, the Compensation Committee determined that the company had achieved 127% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis. Accordingly, the Compensation Committee awarded Mr. Rapino a cash performance bonus of $12,000,000 for 2022, representing the bonus amount due for attainment of 110% (which was the maximum upward scaling) of targeted Adjusted Operating Income for the year.
In addition to his cash performance bonus, in July 2022 Mr. Rapino received a lump sum cash signing bonus in the amount of $6,000,000 pursuant to the terms of his new employment agreement.
Joe Berchtold. Under the terms of his employment agreement in effect for 2022, Mr. Berchtold is eligible to receive an annual cash performance bonus with a target equal to 200% of his base salary based on the achievement of performance targets established by the Compensation Committee. Mr. Berchtold’s cash bonus eligibility for 2022 was based on the achievement of company Adjusted Operating Income. In March 2022, the Compensation Committee set a target bonus of $2,600,000 for Mr. Berchtold based on the achievement of $1,150 million of company Adjusted Operating Income for the year, with the actual bonus to range between $2,340,000 and
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$2,600,000 for achievement of between 90% and 100% of such performance target, scaled based on straight-line interpolation.
In March 2023, the Compensation Committee determined that the company had achieved 127% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis. As a result, the Compensation Committee awarded Mr. Berchtold a cash performance bonus of $2,600,000 for 2022, representing 100% of his targeted cash bonus for the year.
In addition to his cash performance bonus, in December 2022 Mr. Berchtold received a lump sum cash signing bonus in the amount of $6,000,000 pursuant to the terms of his new employment agreement.

Brian Capo. Mr. Capo is eligible to receive an annual cash performance bonus with a target equal to 50% of his base salary based on the achievement of performance targets established by the Compensation Committee. Mr. Capo’s cash bonus eligibility for 2022 was based on the achievement of company Adjusted Operating Income. In March 2022, the Compensation Committee set a target bonus of $212,500 for Mr. Capo based on the achievement of $1,150 million of company Adjusted Operating Income for the year, with the actual bonus to range between $191,250 and $212,500 for achievement of between 90% and 100% of such performance target, scaled based on straight-line interpolation.
In March 2023, the Compensation Committee determined that the company had achieved 127% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis. As a result, the Compensation Committee awarded Mr. Capo a cash performance bonus of $212,500 for 2022, representing 100% of his targeted cash bonus for the year. However, $75,000 of this amount was withheld as repayment of a portion of the remaining amount owed from a 2021 cash bonus advance Mr. Capo received. As the full amount of the cash bonus advance was previously reported as compensation for 2021, only the net amount Mr. Capo actually received after repayment ($137,500) is considered 2022 compensation.
John Hopmans. Under the terms of his employment agreement, Mr. Hopmans is eligible to receive an annual cash performance bonus with a target equal to 100% of his base salary based on the achievement of performance targets established by the Compensation Committee. Mr. Hopmans’ cash bonus eligibility for 2022 was based on the achievement of company Adjusted Operating Income. In March 2022, the Compensation Committee set a target bonus of $981,725 for Mr. Hopmans, based on the achievement of $1,150 million of company Adjusted Operating Income for the year, with the actual bonus to range between $883,553 and $981,725 for achievement of between 90% and 100% of such performance target, scaled based on straight-line interpolation.
In March 2023, the Compensation Committee determined that the company had achieved 127% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis. As a result, the Compensation Committee awarded Mr. Hopmans a cash performance bonus of $981,725 for 2022, representing 100% of his targeted cash bonus for the year.
Michael Rowles. Under the terms of his employment agreement, Mr. Rowles is eligible to receive an annual cash performance bonus with a target equal to 100% of his base salary based on the achievement of performance targets established by the Compensation Committee. Mr. Rowles’ cash bonus eligibility for 2022 was based on the achievement of company Adjusted Operating Income. In March 2022, the Compensation Committee set a target bonus of $800,000 for Mr. Rowles, based on the achievement of $1,150 million of company Adjusted Operating Income for the year, with the actual bonus to range between $720,000 and $800,000 for achievement of between 90% and 100% of such performance target, scaled based on straight-line interpolation.
In March 2023, the Compensation Committee determined that the company had achieved 127% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis. As a result, the Compensation Committee awarded Mr. Rowles a cash performance bonus of $800,000 for 2022, representing 100% of his targeted cash bonus for the year.
Long-Term Equity Incentive Awards
Overview
From time to time, we grant long-term equity incentive awards to the named executive officers in an effort to reward long-term performance, to promote retention, to allow them to participate in our long-term growth and
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profitability, and to align their interests with those of our stockholders, each in keeping with our compensation philosophy. All long-term equity awards to named executive officers are granted under our stock incentive plans and approved by the Compensation Committee.
The Compensation Committee administers the stock incentive plans, including approving award recipients, setting the exercise price, if any, of awards, fixing all other terms and conditions of awards and interpreting the provisions of the stock incentive plans. The following equity awards, among others, may be granted under the stock incentive plans:
•stock options;
•restricted stock;
•restricted stock units;
•deferred stock;
•stock appreciation rights; and
•performance-based cash and equity awards (e.g., performance shares).
Long-Term Equity Awards in 2022
Michael Rapino. On March 3, 2022, as part of a broader set of grants made to certain of our executive officers and other key employees, Mr. Rapino was granted 25,707 shares of restricted common stock. The shares of restricted stock have vesting as follows: (i) if the company achieved $1,150 million or more of Adjusted Operating Income in 2022, then 50% of such shares would vest on each of March 31, 2023 and March 31, 2024, (ii) if the company achieved less than $1,035 million in Adjusted Operating Income in 2022, then all of such shares would be forfeited, and (iii) if the company achieved at least $1,035 million but less than $1,150 million in Adjusted Operating Income in 2022, then a percentage of such shares would vest in accordance with a straight-line scale, with one-half vesting on each of March 31, 2023 and March 31, 2024 (with any remaining portion of the shares forfeited). The vesting of the shares of restricted stock are subject to Mr. Rapino’s continued employment with the company.
In March 2023, the Compensation Committee determined that the company had achieved 127% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis. As a result, 12,853 of these shares vested on March 31, 2023 and the remaining 12,854 shares will vest on March 31, 2024, subject to Mr. Rapino’s continued employment with the company.
Notwithstanding Mr. Rapino’s contractual right to a cash performance bonus opportunity, no performance criteria or target bonus amount was set in 2021 due to the COVID-19 pandemic, and he was not awarded a cash performance bonus in respect of 2021. On March 3, 2022, Mr. Rapino was granted 92,545 shares of restricted stock to reward his strong leadership through our reopening in 2021 and in recognition that he was not provided his contractual cash performance bonus opportunity for 2021. 50% of such shares vested on May 10, 2022 and the remaining 50% vested on August 16, 2022.
On July 1, 2022, pursuant to the terms of his new employment agreement, Mr. Rapino was granted 333,751 shares of restricted stock and an award of performance shares targeted at 1,117,037 shares. For the shares of restricted stock, 95,357 will vest on January 1, 2024 and the remaining shares will vest in four equal installments on January 1, 2025, January 1, 2026, January 1, 2027 and December 31, 2027 (tied to the term of his employment agreement). The performance shares will vest and be settled in shares of restricted stock from time to time during a performance period running from July 1, 2022 through December 31, 2027 upon attainment of various stock price targets for a period of 60 days, with the actual number of shares earned ranging from 0% to 100% of the target award amount. The shares of restricted stock issued in respect of vested performance shares will vest as follows: (i) 50% will vest on the date of attainment of the corresponding stock price target, (ii) 20% will vest on the first anniversary of such attainment date, (iii) 20% will vest on the second anniversary of such attainment date, and (iv) the remaining 10% will vest on the third anniversary of such attainment date (to the extent such anniversary occurs before December 31, 2027). To the extent any earned performance shares remain unvested as of December 31, 2027, such shares will vest on December 31, 2027. The vesting of the shares of restricted stock and performance shares are each subject to Mr. Rapino’s continued employment with the company.
Joe Berchtold. On March 3, 2022, as part of a broader set of grants made to certain of our executive officers and other key employees, Mr. Berchtold was granted 11,140 shares of restricted common stock. The shares of
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restricted stock have vesting as follows: (i) if the company achieved $1,150 million or more of Adjusted Operating Income in 2022, then 50% of such shares would vest on each of March 31, 2023 and March 31, 2024, (ii) if the company achieved less than $1,035 million in Adjusted Operating Income in 2022, then all of such shares would be forfeited, and (iii) if the company achieved at least $1,035 million but less than $1,150 million in Adjusted Operating Income in 2022, then a percentage of such shares would vest in accordance with a straight-line scale, with one-half vesting on each of March 31, 2023 and March 31, 2024 (with any remaining portion of the shares forfeited). The vesting of the shares of restricted stock are subject to Mr. Berchtold’s continued employment with the company.
In March 2023, the Compensation Committee determined that the company had achieved 127% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis. As a result, 5,570 of these shares vested on March 31, 2023 and the remaining 5,570 shares will vest on March 31, 2024, subject to Mr. Berchtold’s continued employment with the company.
Notwithstanding Mr. Berchtold’s contractual right to a cash performance bonus opportunity, no performance criteria or target bonus amount was set in 2021 due to the COVID-19 pandemic, and he was not awarded a cash performance bonus in respect of 2021. On March 3, 2022, Mr. Berchtold was granted 22,279 shares of restricted stock to reward his strong leadership through our reopening in 2021 and in recognition that he was not provided his contractual cash performance bonus opportunity for 2021. 50% of such shares vested on May 10, 2022 and the remaining 50% vested on August 16, 2022.
On December 21, 2022, pursuant to the terms of his new employment agreement, Mr. Berchtold was granted an award of performance shares targeted at 744,691 shares. The performance shares will vest and be settled in shares of restricted stock from time to time during a performance period running from January 1, 2023 through December 31, 2027 upon attainment of various stock price targets for a period of 60 days, with the actual number of shares earned ranging from 0% to 100% of the target award amount. The shares of restricted stock issued in respect of vested performance shares will vest as follows: (i) 50% will vest on the date of attainment of the corresponding stock price target, (ii) 20% will vest on the first anniversary of such attainment date, (iii) 20% will vest on the second anniversary of such attainment date, and (iv) the remaining 10% will vest on the third anniversary of such attainment date (to the extent such anniversary occurs before December 31, 2027). To the extent any earned performance shares remain unvested as of December 31, 2027, such shares will vest on December 31, 2027. The vesting of the performance shares are each subject to Mr. Berchtold’s continued employment with the company.
Brian Capo. Mr. Capo was not granted equity awards in 2022.
John Hopmans. On March 3, 2022, as part of a broader set of grants made to certain of our executive officers and other key employees, Mr. Hopmans was granted 8,412 shares of restricted common stock. The shares of restricted stock have vesting as follows: (i) if the company achieved $1,150 million or more of Adjusted Operating Income in 2022, then 50% of such shares would vest on each of March 31, 2023 and March 31, 2024, (ii) if the company achieved less than $1,035 million in Adjusted Operating Income in 2022, then all of such shares would be forfeited, and (iii) if the company achieved at least $1,035 million but less than $1,150 million in Adjusted Operating Income in 2022, then a percentage of such shares would vest in accordance with a straight-line scale, with one-half vesting on each of March 31, 2023 and March 31, 2024 (with any remaining portion of the shares forfeited). The vesting of the shares of restricted stock are subject to Mr. Hopmans’ continued employment with the company.
In March 2023, the Compensation Committee determined that the company had achieved 127% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis. As a result, 4,206 of these shares vested on March 31, 2023 and the remaining 4,206 shares will vest on March 31, 2024, subject to Mr. Hopmans’ continued employment with the company.
Notwithstanding Mr. Hopmans’ contractual right to a cash performance bonus opportunity, no performance criteria or target bonus amount was set in 2021 due to the COVID-19 pandemic, and he was not awarded a cash performance bonus in respect of 2021. On March 3, 2022, Mr. Hopmans was granted 23,479 shares of restricted stock to reward his strong leadership through our reopening in 2021 and in recognition that he was not provided his contractual cash performance bonus opportunity for 2021. 50% of such shares vested on May 10, 2022 and the remaining 50% vested on August 16, 2022.
Michael Rowles. On March 3, 2022, as part of a broader set of grants made to certain of our executive officers and other key employees, Mr. Rowles was granted 3,856 shares of restricted common stock. The shares of restricted stock have vesting as follows: (i) if the company achieved $1,150 million or more of Adjusted Operating
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Income in 2022, then 50% of such shares would vest on each of March 31, 2023 and March 31, 2024, (ii) if the company achieved less than $1,035 million in Adjusted Operating Income in 2022, then all of such shares would be forfeited, and (iii) if the company achieved at least $1,035 million but less than $1,150 million in Adjusted Operating Income in 2022, then a percentage of such shares would vest in accordance with a straight-line scale, with one-half vesting on each of March 31, 2023 and March 31, 2024 (with any remaining portion of the shares forfeited). The vesting of the shares of restricted stock are subject to Mr. Rowles’ continued employment with the company.
In March 2023, the Compensation Committee determined that the company had achieved 127% of its Adjusted Operating Income performance target on a pro-forma, constant-currency basis. As a result, 1,928 of these shares vested on March 31, 2023 and the remaining 1,928 shares will vest on March 31, 2024, subject to Mr. Rowles’ continued employment with the company.
Notwithstanding Mr. Rowles’ contractual right to a cash performance bonus opportunity, no performance criteria or target bonus amount was set in 2021 due to the COVID-19 pandemic, and he was not awarded a cash performance bonus in respect of 2021. On March 3, 2022, Mr. Rowles was granted 10,283 shares of restricted stock to reward his strong leadership through our reopening in 2021 and in recognition that he was not provided his contractual cash performance bonus opportunity for 2021. 50% of such shares vested on May 10, 2022 and the remaining 50% vested on August 16, 2022.
On December 21, 2022, pursuant to the terms of his new employment agreement, Mr. Rowles was granted an award of performance shares targeted at 74,469 shares. The performance shares will vest and be settled in shares of restricted stock from time to time during a performance period running from January 1, 2023 through December 31, 2027 upon attainment of various stock price targets for a period of 60 days, with the actual number of shares earned ranging from 0% to 100% of the target award amount. The shares of restricted stock issued in respect of vested performance shares will vest as follows: (i) 50% will vest on the date of attainment of the corresponding stock price target, (ii) 20% will vest on the first anniversary of such attainment date, (iii) 20% will vest on the second anniversary of such attainment date, and (iv) the remaining 10% will vest on the third anniversary of such attainment date (to the extent such anniversary occurs before December 31, 2027). To the extent any earned performance shares remain unvested as of December 31, 2027, such shares will vest on December 31, 2027. The vesting of the performance shares are each subject to Mr. Rowles’ continued employment with the company.
Timing of Equity Grants
The Compensation Committee currently does not utilize formal guidelines regarding the timing of equity award grants. However, in the event that material non-public information becomes known to the Compensation Committee prior to granting an equity award, the Compensation Committee will take the existence of such information into consideration and make an assessment in its business judgment whether to delay the grant of any proposed equity award in order to avoid any impropriety.
Employee Benefits and Other Perquisites
The named executive officers are eligible to participate in our group benefits plan, which is generally available to all full-time employees in the United States and which includes medical, vision, dental, company-paid life and accidental death or dismemberment, supplemental life and accidental death or dismemberment and short- and long-term disability insurance, flexible spending accounts (health and dependent care) or a health savings account and an employee assistance program. Additionally, our employees are entitled to paid vacation, sick leave and holidays. We believe that our commitment to provide the above benefits recognizes that the health and well-being of our employees contribute directly to a productive and successful work life that enhances results for us and our stockholders.
In addition to the employee benefits discussed above, the named executive officers receive certain perquisites and personal benefits, as appropriate to their particular circumstances, which are not generally available to all our employees. In 2022:
•Mr. Rapino received an automobile allowance (pursuant to the terms of his employment agreement), personal use of private aircraft, and other small items. Additionally, in 2021, the company determined that the implementation of certain personal security measures for Mr. Rapino was warranted so that he could securely and safely conduct the company’s business. These measures included security at his personal residence. The company does not consider such security costs to be personal benefits
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because their necessity arose from Mr. Rapino’s position with the company; however, disclosure regulations require these security costs to be reported as personal benefits.
•Mr. Berchtold received tickets to certain sporting industry events, tickets to Live Nation events for certain friends and family members, and a company contribution under a 401(k) savings plan.
•Mr. Capo did not receive perquisites and personal benefits aggregating to more than $10,000 during 2022.
•Mr. Hopmans did not receive perquisites and personal benefits aggregating to more than $10,000 during 2022.
•Mr. Rowles received tickets to Live Nation events for certain friends and family members and a company contribution under a 401(k) savings plan.
Pursuant to his employment agreement, our chief executive officer is permitted to use private aircraft paid for by the company for personal travel for up to a maximum of one hundred twenty-five hours per year, with the value of such usage to be reported as a perquisite, with the perquisite amount based on the aggregate incremental cost to the company.
For perquisite disclosure purposes, we determine the aggregate incremental cost to the company of the named executive officers’ personal flights for our fractionally-owned aircraft by calculating the average variable aircraft operating costs per hour for each type of requested aircraft, which includes the hourly rate, fuel, landing fees, and other miscellaneous expenses. The fractional program operator’s monthly overhead and fixed cost fee is excluded from the calculation. The calculated average variable operating cost per hour for each aircraft requested is multiplied by the total number of personal flight hours for each named executive officer. For our aircraft membership program, we determine the average cost per hour based on the total amounts invoiced divided by the total actual hours flown. This average is multiplied by the number of personal flight hours for each named executive officer.
We are a live entertainment company, and from time to time our directors and certain employees, including the named executive officers, receive complimentary tickets to live events that are produced and/or promoted by us. Regular attendance at our events is integrally and directly related to the performance of the named executive officers’ duties, and we therefore do not consider their receipt of these tickets, or reimbursement for associated travel or other related expenses, to constitute a perquisite. To the extent the named executive officers are accompanied to such events by family or friends, however, the incremental costs to us associated with those guests’ attendance are deemed to be perquisites.
For further discussion of the above perquisites, see “Executive Compensation Tables—2022 Summary Compensation Table” below.
401(k) Savings Plan
We maintain a 401(k) Savings Plan for all U.S.-based employees, including named executive officers, as a source of retirement income. Generally, our full-time employees that are at least 21 years of age are eligible to participate in the plan immediately upon hire, and our part-time, seasonal and temporary employees that are at least 21 years of age are eligible to participate in the plan upon completing one year of service and a minimum of 1,000 hours of service. We have traditionally matched 50% of the employee’s first 5% of pay contributed to the plan, which contributions vest 50% after the employee’s second full year of service and 50% after the third full year of service, after which all matching contributions are fully vested at the time they are made. Our named executive officers receive contribution matches on the same terms and conditions as our other U.S. employees. In April 2020, due to circumstances related to the COVID-19 pandemic, we indefinitely suspended these contribution matches, which were subsequently resumed on January 1, 2022. Fidelity Investments is the independent plan trustee. As of December 31, 2022, participants had the ability to direct contributions into specified mutual funds within the Fidelity family of funds, as well as other outside investment vehicles. Currently, our common stock is not an investment option under the plan. We believe that offering our employees, including our named executive officers, this additional vehicle for saving and generating earnings on their savings in a tax-deferred manner provides a valuable benefit that helps us to retain top talent.
40 | 2023 Proxy Statement

Tax and Accounting Considerations
Tax Considerations
Section 162(m) of the Internal Revenue Code, as amended, places a limit of $1 million on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated officers, who are referred to as the Covered Persons. While the tax impact of any compensation arrangement is one factor to be considered in determining appropriate compensation, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. For these and other reasons, including preservation of flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the Compensation Committee did not, during 2022, limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code and has not adopted a policy requiring all compensation to be structured in this manner.
The Compensation Committee also endeavors to structure executive officers’ compensation in a manner that is either compliant with, or exempt from the application of, Internal Revenue Code Section 409A, which provisions may impose significant additional taxes on non-conforming, nonqualified deferred compensation (including certain equity awards, severance, incentive compensation, traditional deferred compensation and other payments). Again, the tax impact of any compensation arrangement is one factor to be considered in determining appropriate compensation, and such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives.
Accounting Considerations
The Compensation Committee, when advised by management, also considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives, but will consider any changes in light of our overall compensation philosophy.
2023 Proxy Statement | 41

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the company under the Securities Act or the Exchange Act whether made on, before or after the date of this report and irrespective of any general incorporation language in such filing.
The undersigned members of the Compensation Committee have reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted,
The Compensation Committee of the Board of Directors
Chad Hollingsworth (Chair)
Jimmy Iovine
Dana Walden

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of the Compensation Committee was at any time during 2022, or at any other time, an officer or employee of Live Nation, and no member had any relationship arising in 2022 requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC. None of our executive officers (i) serves as a member of the compensation committee of any other company of which any member of the Compensation Committee or board of directors is an executive officer, or (ii) serves as a member of the board of directors of any other company of which any member of the Compensation Committee is an executive officer.

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EXECUTIVE COMPENSATION TABLES
2022 Summary Compensation Table
The following table sets forth summary information concerning the compensation for each of our named executive officers for all services rendered in all capacities to us during the fiscal years ended December 31, 2022, 2021 and 2020.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($) *
Michael Rapino President, Chief Executive Officer and Director	2022	3,000,000	6,000,000	116,741,758	—	12,000,000	1,263,807	139,005,565
	2021	2,562,500	—	10,584,334	—	—	695,630	13,842,464
	2020	1,662,500	—	2,902,991	—	—	216,019	4,781,510
Joe Berchtold President and Chief Financial Officer	2022	1,300,000	6,000,000	42,401,504	—	2,600,000	54,591	52,356,095
	2021	1,108,645	—	3,804,450	—	—	123,821	5,036,916
	2020	799,596	—	628,988	—	—	73,049	1,501,633
Brian Capo Chief Accounting Officer (6)	2022	425,000	—	—	—	137,500	—	562,500
	2021	336,995	350,000	207,925	—	—	—	894,920
	2020	283,227	—	121,520	—	—	—	404,747
John Hopmans Executive Vice President (7)	2022	981,725	—	3,706,691	—	981,725	—	5,670,141
	2021	838,557	—	145,566	—	—	—	984,123
Michael Rowles General Counsel and Secretary	2022	800,000	—	5,495,096	—	800,000	52,489	7,147,585
	2021	683,333	—	368,730	—	—	54,212	1,106,275
	2020	493,333	—	243,040	—	—	11,559	747,932

*	The total compensation shown is calculated in accordance with Item 402 of Regulation S-K.
(1)	The amounts reflected in the table represent the actual amounts paid to the named executive officers in the applicable year and are not annualized.
(2)	The amounts set forth in this column for 2022 is a signing bonus of $6,000,000 for Mr. Rapino and Mr. Berchtold, respectively, as stated within their respective new employment agreements. See the Named Executive Officer Employment Agreements & Other Compensation Information section.
(3)
The amounts listed are equal to the aggregate grant date fair value computed in accordance with ASC 718. Additional information related to the calculation of the compensation cost is set forth in Note 13 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2022. All of these awards were granted under our stock incentive plans.

(4)	The amounts set forth in this column for 2022 reflect a cash performance bonus that was paid in 2023 but was earned based upon obtaining 2022 financial performance goals. For further discussion of these bonus payments, see the Compensation Discussion and Analysis section.
(5)	The amounts for 2022 represent (i) for Mr. Rapino, personal security provided at his residence and during personal travel of $600,053, personal use of private aircraft of $585,259, an automobile allowance of $75,000, ticket to a sporting industry event; (ii) for Mr. Berchtold, tickets to certain sporting industry events of $38,585, tickets to Live Nation events for certain friends and family members and a company contribution under a 401(k) savings plan, and (iii) for Mr. Rowles, tickets to Live Nation events for certain friends and family members of $44,864 and a company contribution under a 401(k) savings plan. Messrs. Capo and Hopmans did not receive perquisites and personal benefits aggregating to more than $10,000 during 2022.
(6)	The bonus amount for 2021 represents a bonus advance to Mr. Capo. Repayment of this bonus advance will be required from any future bonus payments to Mr. Capo, with full repayment of any outstanding amounts of the bonus advance required upon Mr. Capo's departure from the company. In November 2021, Mr. Capo was awarded a bonus of $200,000, the full amount of which was offset against this bonus advance. In March 2023, Mr. Capo was awarded a cash performance bonus of $212,500 for 2022, with $75,000 of this amount withheld as recoupment of his 2021 bonus advance, leaving a remaining balance of $75,000 to be recouped against any future bonus payments. As the full amount of the bonus advance was previously reported as compensation for 2021, the net amount Mr. Capo actually received after repayment ($137,500) is considered 2022 compensation.
(7)	Mr. Hopmans became a named executive officer effective July 1, 2021. The amounts reflected in the table for 2021 are for the full year.

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2022 Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2022 to the named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael Rapino	3/3/22	5,400,000	6,000,000	12,000,000	—	—	—	—	—	—	—
	3/3/22	—	—	—	—	—	—	92,545 (3)	—	—	10,756,505
	3/3/22	—	—	—	23,136	25,707 (4)	—	—	—	—	2,987,925
	7/1/22	—	—	—	—	—	—	333,751 (5)	—	—	27,721,358
	7/1/22	—	—	—	—	1,117,037 (6)	1,117,037	—	—	—	75,275,970
Joe Berchtold	3/3/22	2,340,000	2,600,000
	3/3/22	—	—	—	—	—	—	22,279 (3)	—	—	2,589,488
	3/3/22	—	—	—	10,026	11,140 (4)	—	—	—	—	1,294,802
	12/21/22	—	—	—	—	744,691 (7)	744,691	—	—	—	38,517,214
Brian Capo	3/3/22	191,250	212,500	—	—	—	—	—	—	—	—
John Hopmans	3/3/22	883,553	981,725	—	—	—	—	—	—	—	—
	3/3/22	—	—	—	—	—	—	23,479 (3)	—	—	2,728,964
	3/3/22	—	—	—	7,571	8,412 (4)	—	—	—	—	977,727
Michael Rowles	3/3/22	720,000	800,000	—	—	—	—	—	—	—	—
	3/3/22	—	—	—	—	—	—	10,283 (3)	—	—	1,195,193
	3/3/22	—	—	—	3,470	3,856 (4)	—	—	—	—	448,183
	12/21/22	—	—	—	—	74,469 (7)	74,469	—	—	—	3,851,720

(1)	The amounts reflect the number of shares of restricted stock or stock options granted under our stock incentive plans.
(2)	The dollar values of stock option and restricted stock awards disclosed in this column are equal to the aggregate grant date fair value computed in accordance with ASC 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 13 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2022.
(3)	These restricted stock awards each vested 50% on May 10, 2022 and the remaining 50% vested on August 16, 2022.
(4)	These restricted stock awards vested 50% on March 31, 2023, in connection with our achievement of the financial performance target established by the Compensation Committee, and the remaining 50% of the award will vest on March 31, 2024, subject to the named executive officer’s continued employment with the company.
(5)	95,357 of these restricted stock awards will vest on January 1, 2024 and the remaining shares will vest in four equal installments on January 1, 2025, January 1, 2026, January 1, 2027 and December 31, 2027.
(6)	Represents performance award shares that will vest and be settled in shares of restricted stock from time to time during a performance period running from July 1, 2022 through December 31, 2027 upon attainment of various stock price targets for a period of 60 days.
(7)	Represents performance award shares that will vest and be settled in shares of restricted stock from time to time during a performance period running from January 1, 2023 through December 31, 2027 upon attainment of various stock price targets for a period of 60 days.

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2022 Outstanding Equity Awards at Fiscal Year-End
The following table sets forth summary information regarding the outstanding equity awards at December 31, 2022.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Michael Rapino	150,000	—	—	25.33	1/2025	—	—	—	—
	282,024	—	—	19.36	2/2026	—	—	—	—
	195,578	—	—	29.03	3/2027	—	—	—	—
	—	—	—	—	—	56,450	3,936,823	—	—
	—	—	—	—	—	25,707	1,792,806	—	—
	—	—	—	—	—	333,751	23,275,795	—	—
	—	—	—	—	—	—	—	1,117,037	77,902,160
Joe Berchtold	357,300	—	—	20.90	1/2024	—	—	—	—
	44,403	—	—	25.33	1/2025	—	—	—	—
	134,881	—	—	19.36	2/2026	—	—	—	—
	93,537	—	—	29.03	3/2027	—	—	—	—
	—	—	—	—	—	20,100	1,401,774
	—	—	—	—	—	11,140	776,904	—	—
	—	—	—	—	—	—	—	744,691	51,934,750
Brian Capo	5,000	—	—	25.33	1/2025	—	—	—	—
	—	—	—	—	—	375	26,153	—	—
	—	—	—	—	—	1,000	69,740	—	—
	—	—	—	—	—	1,000	69,740	—	—
John Hopmans	83,480	—	—	29.03	3/2027	—	—	—	—
	35,280	—	—	44.05	3/2028	—	—	—	—
	225,000	75,000	—	56.77	2/2029	—	—	—	—
	—	—	—	—	—	6,250	435,875	—	—
	—	—	—	—	—	8,412	586,653	—	—
Michael Rowles	100,000	—	—	20.90	1/2024	—	—	—	—
	35,000	—	—	24.96	3/2025	—	—	—	—
	91,964	—	—	19.36	2/2026	—	—	—	—
	63,776	—	—	29.03	3/2027	—	—	—	—
	14,375	—	—	44.05	3/2028	—	—	—	—
	8,250	2,750	—	56.77	2/2029	—	—	—	—
	—	—	—	—	—	900	62,766	—	—
	—	—	—	—	—	2,000	139,480	—	—
	—	—	—	—	—	1,400	97,636	—	—
	—	—	—	—	—	3,856	268,917	—	—
	—	—	—	—	—	—	—	74,469	5,193,468

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(1)	The following table provides information with respect to our named executive officers’ unvested stock options as of December 31, 2022.

Vesting Date	Michael Rapino	Joe Berchtold	Brian Capo	John Hopmans	Michael Rowles
February 2023	—	—	—	75,000	2,750
Total	—	—	—	75,000	2,750

(2)	The following table provides information with respect to our named executive officers’ earned but unvested restricted and deferred stock awards as of December 31, 2022.

Vesting Date	Michael Rapino	Joe Berchtold	Brian Capo	John Hopmans	Michael Rowles
February 2023	—	—	875	6,250	1,900
March 2023	69,303	25,670	1,000	4,206	3,328
January 2024	95,357	—	—	—	—
February 2024	—	—	500	—	1,000
March 2024	12,854	5,570	—	4,206	1,928
January 2025	59,598	—	—	—	—
January 2026	59,599	—	—	—	—
January 2027	59,598	—	—	—	—
December 2027	59,599	—	—	—	—
Total	415,908	31,240	2,375	14,662	8,156

(3)
Market value of restricted stock grants is determined by using the closing price of $69.74 per share for our common stock on December 31, 2022, the last business day of the 2022 fiscal year. The amounts indicated are not necessarily indicative of the amounts that may be realized by our named executive officers if and when these awards vest, due to potential fluctuations in the value of our common stock.

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2022 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (1)
Michael Rapino (2)	4,100,000	358,788,900	1,596,495	122,627,580
Joe Berchtold (3)	—	—	794,779	57,036,506
Brian Capo (4)	—	—	2,600	311,397
John Hopmans (5)	111,000	11,028,984	31,529	3,196,536
Michael Rowles (6)	46,673	5,269,848	15,033	1,536,841

(1)	Represents gross shares and related value acquired on vesting, before shares withheld for tax purposes.
(2)	Upon the vesting of Mr. Rapino’s restricted stock awards, 801,216 shares of our common stock with an aggregate value on vesting of $63,556,988 were withheld to satisfy tax withholding obligations.
(3)	Upon the vesting of Mr. Berchtold’s restricted stock awards, 418,438 shares of our common stock with an aggregate value on vesting of $30,028,148 were withheld to satisfy tax withholding obligations.
(4)	Upon the vesting of Mr. Capo’s restricted stock awards, 673 shares of our common stock with an aggregate value on vesting of $80,732 were withheld to satisfy tax withholding obligations.
(5)	Upon the vesting of Mr. Hopmans’ restricted stock awards, 15,364 shares of our common stock with an aggregate value on vesting of $1,553,338 were withheld to satisfy tax withholding obligations.
(6)	Upon the vesting of Mr. Rowles’ restricted stock awards, 7,255 shares of our common stock with an aggregate value on vesting of $738,659 were withheld to satisfy tax withholding obligations.
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2022 Potential Payments Upon Termination or Change in Control

Name	Benefit (1)	Termination w/o Cause ($)	Termination w/Good Reason ($)	Death ($)	Disability ($) (2)	Change in Control ($)
Michael Rapino	Severance (3)	6,000,000	6,000,000	3,000,000	3,000,000	—
	Equity Awards (3)(4)	106,907,584	106,907,584	29,005,424	106,907,584	106,907,584
	Medical Benefits (3)	180,000	180,000	—	—	—
Total		113,087,584	113,087,584	32,005,424	109,907,584	106,907,584
Joe Berchtold	Severance (5)	5,200,000	5,200,000	2,600,000	2,600,000	—
	Equity Awards (4)(5)	2,178,678	2,178,678	2,178,678	2,178,678	2,178,678
Total		7,378,678	7,378,678	4,778,678	4,778,678	2,178,678
Brian Capo	Severance (6)	318,750	318,750	—	—	—
	Equity Awards (4)	—	—	165,633	—	165,633
Total		318,750	318,750	165,633	—	165,633
John Hopmans	Severance (7)	2,945,175	2,945,175	981,725	981,725	—
	Equity Awards (4)(7)	1,995,278	1,995,278	1,995,278	1,995,278	1,995,278
Total		4,940,453	4,940,453	2,977,003	2,977,003	1,995,278
Michael Rowles	Severance (8)	2,400,000	2,400,000	800,000	800,000	—
	Equity Awards (4)(8)	604,467	604,467	604,467	604,467	604,467
Total		3,004,467	3,004,467	1,404,467	1,404,467	604,467

(1)
All benefits are calculated as if these events were to occur on December 31, 2022, the last business day of the 2022 fiscal year, as required under the applicable rules. Each named executive officer legally is entitled to receive his or her accrued and unpaid base salary (including accrued paid time-off) upon any termination, including a termination for “cause.” Consequently, this table reflects only the additional compensation the named executive officers would receive upon termination by virtue of company policy or such officer’s employment agreement. In certain circumstances (as explained in the footnotes below) a named executive officer would be entitled to a pro-rated cash performance bonus based on the most recent forecast available at the time of termination, which for purposes of this table would be for 2022. Benefits reflected in the table are estimates; the actual benefit payable is determined upon termination. For definitions of “cause” and “good reason” applicable to the named executive officers and a description of the payment schedules applicable to the payments summarized in this table, see “Named Executive Officer Employment Agreements & Other Compensation Information” below.

(2)	Upon disability, generally, each named executive officer’s stock options would continue to vest, and the restrictions on any restricted stock awards would continue to lapse, in accordance with their terms.
(3)
If Mr. Rapino’s employment is terminated by him for “good reason” or he is terminated by us without “cause,” provided he signs a general release of claims, he would receive (i) consideration of $6,000,000 (which represents the Rapino Company Severance ($6,000,000), as defined below under “Named Executive Officer Employment Agreements & Other Compensation Information—Michael Rapino,” and his 2021 performance bonus ($0)), (ii) the acceleration of all stock options, restricted stock awards and performance stock awards and (iii) a payment of $5,000 per month for up to three years in respect of continued medical coverage.

(4)
In the event of either a “change in control” or the death of an officer, the officer’s outstanding unvested stock options and shares of restricted stock granted under the Live Nation or Ticketmaster stock incentive plans would immediately vest in their entirety pursuant to the terms of the applicable grant agreements (applicable to all employees generally). The values of accelerated stock options and restricted shares are based upon the closing sale price of our common stock on December 31, 2022 of $69.74, but exclude stock options where the exercise price exceeds the closing sale price of our common stock on such date.

(5)
If Mr. Berchtold’s employment is terminated by him for “good reason” or by us without “cause,” provided he signs a general release of claims, he would receive (i) consideration of $5,200,000 (representing $2,600,000 in salary payout and his 2022 performance bonus ($2,600,000)) and (ii) the acceleration of all stock options, restricted stock awards and performance stock awards. If Mr. Berchtold’s employment is terminated due to his death or disability, he would receive $2,600,000, representing his performance bonus for 2022.

(6)	If Mr. Capo’s employment is terminated by him for “good reason” or by us without “cause,” provided he signs a general release of claims, he would receive consideration of $318,750, representing a salary payout.
(7)
If Mr. Hopmans’ employment is terminated by him for “good reason” or by us without “cause,” provided he signs a general release of claims, he would receive (i) consideration of $2,945,175 (representing $1,963,450 in salary payout and his 2022 performance bonus ($981,725)) and (ii) the acceleration of all stock options and restricted stock awards. If Mr. Hopmans’ employment is terminated due to his death or disability, he would receive $981,725, representing his performance bonus for 2022.

(8)
If Mr. Rowles’ employment is terminated by him for “good reason” or by us without “cause,” provided he signs a general release of claims, he would receive (i) consideration of $2,400,000 (representing $1,600,000 in salary payout and his 2022 performance bonus ($800,000)) and (ii) the acceleration of all stock options and restricted stock awards. If Mr. Rowles’ employment is terminated due to his death or disability, he would receive $800,000, representing his performance bonus for 2022.

Change in Control Provisions
For a more detailed description of the “change in control” provisions applicable to our named executive officers under their employment agreements, see “Named Executive Officer Employment Agreements & Other Compensation Information” below.
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Named Executive Officer Employment Agreements & Other Compensation Information
We have entered into employment agreements with each of the named executive officers. Among other things, these agreements provide for certain payments upon a change in control or termination of employment. The principal elements of these employment agreements are summarized below:
Michael Rapino
In December 2017, we entered into an employment agreement with Mr. Rapino (the “Rapino 2017 Agreement”), which was effective as of November 1, 2017, with a term ending on December 31, 2022. In July 2022, we entered into a new employment agreement with Mr. Rapino effective as of July 1, 2022 (the “Rapino 2022 Agreement”), with a term ending on December 31, 2027. Pursuant to his employment agreement, Mr. Rapino serves as our President and Chief Executive Officer, and a member of our board of directors for as long as he remains an officer of the company.
Pursuant to the Rapino 2017 Agreement, Mr. Rapino received a base salary of $3,000,000 per year, with no guaranteed annual minimum increases. Due to the impact of the COVID-19 pandemic, in 2020 Mr. Rapino voluntarily agreed to temporarily reduce his salary by 100% beginning April 16, 2020, which amount was subsequently changed to 50% of his contractual level on June 1, 2020. Effective September 16, 2020, his salary reduction was increased to 60%. Mr Rapino’s salary returned to contractual levels on April 16, 2021. Effective July 1, 2022, Mr. Rapino receives a base salary of $3,000,000 per year pursuant to the Rapino 2022 Agreement. Any future annual salary increases are not guaranteed and are at the full discretion of the Compensation Committee.
In connection with the negotiation and entering into of the Rapino 2022 Agreement, in July 2022 Mr. Rapino was granted (i) 333,751 shares of restricted stock, of which 95,357 shares will vest on January 1, 2024 and the remaining shares will vest annually in four equal installments, and (ii) a grant targeted at 1,117,037 performance shares (the “Rapino Signing Performance Shares”), to vest and be settled in shares of restricted stock from time to time during a performance period running from July 1, 2022 through December 31, 2027 upon attainment of various stock price targets for a period of 60 days, with the actual number of shares earned ranging from 0% to 100% of the target award amount. As of December 31, 2022, no stock price targets had been met in respect of such performance shares. Mr. Rapino also received a lump sum cash signing bonus in the amount of $6,000,000 pursuant to the Rapino 2022 Agreement.
Under the Rapino 2017 Agreement, Mr. Rapino was eligible to receive an annual cash performance bonus with a target amount equal to 200% of his highest base salary paid during the calendar year in which the bonus was earned (with a range to be established for achievement above or below such target). Under the Rapino 2022 Agreement, beginning in 2023 Mr. Rapino is eligible to receive an annual cash performance bonus with a target amount equal to $17,000,000 during the calendar year in which the bonus was earned ranging from 0% to 110% of the target amount as determined by the Compensation Committee, which will establish financial performance targets based on targeted AOI for the company. Mr. Rapino received no performance bonus for calendar year 2022 under the Rapino 2022 Agreement, but rather his bonus was payable under the Rapino 2017 Agreement, as if the Rapino 2017 Agreement had remained in effect for the full calendar year of 2022.
Under the Rapino 2022 Agreement, beginning in 2023, Mr. Rapino is entitled to receive an annual performance-based grant of restricted shares of Company common stock with an annual target value of not less than $10,000,000, based on the attainment of qualitative performance targets to be established by the Compensation Committee. Upon determination of attainment of the performance goals for a particular calendar year, Mr. Rapino will be issued the restricted shares of Company common stock, which shall vest 50% on the date of issuance and 50% on the first anniversary of the date of issuance. The Rapino 2022 Agreement additionally provides that Mr. Rapino is permitted to use private aircraft paid for by the company for personal travel for up to a maximum of one hundred twenty-five hours per year.
The Rapino 2022 Agreement (i) will terminate upon Mr. Rapino’s death, (ii) may be terminated by the company upon Mr. Rapino’s disability, (iii) may be terminated by the company at any time (a) without “cause” (as defined below), or (b) for “cause,” subject to Mr. Rapino’s right in some cases to cure and provided that at least a majority of the board of directors first determines that “cause” exists, and (iv) may be terminated by Mr. Rapino at any time (a) without “good reason” (as defined below), or (b) with “good reason,” subject in some cases to our right to cure.
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If Mr. Rapino’s employment is terminated due to his death or disability, under the Rapino 2022 Agreement he is entitled to receive:
•accrued and unpaid base salary;
•a pro-rated performance bonus, calculated using his most recent performance bonus for the year prior to termination, along with any such bonus that may have been earned for the prior year but not yet paid;
•accrued and unused vacation pay;
•unreimbursed expenses;
•a cash payment equal to the sum of his base salary and an amount equal to his most recent performance bonus for the year prior to termination; and
•acceleration of vesting of all of his equity awards and the extension of their exercisability for the life of such awards (with the Rapino Signing Performance Shares to vest (i) based on the then-currently achieved target stock price in the case of death, and (ii) as if the highest target stock price had been achieved in the case of disability).
If Mr. Rapino’s employment is terminated by the company for “cause” or by Mr. Rapino without “good reason”, he is entitled to receive:
•accrued and unpaid base salary;
•a pro-rated performance bonus, calculated using his most recent performance bonus for the year prior to termination, along with any such bonus that may have been earned for the prior year but not yet paid;
•accrued and unused vacation pay; and
•unreimbursed expenses.
If Mr. Rapino’s employment is terminated by the company without “cause” or by Mr. Rapino for “good reason,” he is entitled to:
•accrued and unpaid base salary;
•a pro-rated performance bonus, calculated using his most recent performance bonus for the year prior to termination, along with any such bonus that may have been earned for the prior year but not yet paid;
•accrued and unused vacation pay;
•unreimbursed expenses;
and, subject to Mr. Rapino signing a general release of claims,
•a cash payment, referred to as the Rapino Company Severance, equal to the sum of Mr. Rapino’s base salary and the performance bonus paid to Mr. Rapino for the year prior to the year in which the termination occurs, multiplied by two;
•for the period commencing with the first full calendar month following the date of termination and ending on the earlier of (A) the day preceding the third anniversary thereof or (B) the date on which Mr. Rapino becomes entitled to coverage under the group health plan of a subsequent employer, a payment of $5,000 per month in respect of continued medical coverage for Mr. Rapino and his dependents; and
•immediate acceleration of the vesting of all unvested equity awards then held by Mr. Rapino (with the Rapino Signing Performance Shares to vest as if the highest target stock price had been achieved).
For purposes of the Rapino 2022 Agreement, “cause” means: (i) Mr. Rapino’s willful and continued failure to perform his material duties; (ii) the willful or intentional engaging by Mr. Rapino in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the company; (iii) Mr. Rapino’s conviction of, or a plea of nolo contendere to, a crime constituting (a) a felony under the laws of the United States or any state thereof or (b) a misdemeanor involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to us; (iv) Mr. Rapino’s committing or engaging in any intentional act of fraud, embezzlement, theft or other act of dishonesty against the company that causes material and demonstrable injury, monetarily or otherwise to the company; or (v) Mr. Rapino’s material breach of the restrictive covenants included in the employment agreement that causes material and demonstrable injury, monetarily or otherwise, to the company.
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For purposes of the Rapino 2022 Agreement, “good reason” is defined as: (i) a reduction in Mr. Rapino’s base salary or annual incentive compensation opportunity; (ii) a breach by the company of a material provision of the employment agreement; (iii) failure to renominate Mr. Rapino to the company’s board of directors; (iv) requiring Mr. Rapino to report to anyone other than the board of directors; (v) a substantial diminution in Mr. Rapino’s duties, responsibilities or authority or a change in his title; (vi) the assignment to Mr. Rapino of duties inconsistent with the usual and customary duties associated with a president and chief executive officer of entities comparable to the company; and (vii) a transfer of Mr. Rapino’s primary workplace away from Los Angeles.
The Rapino 2022 Agreement also contains non-disclosure, non-solicitation and indemnification provisions.
Joe Berchtold
In December 2017, we entered into an employment agreement with Mr. Berchtold effective as of January 1, 2018 (the “Berchtold 2018 Agreement”), with a term that ended on December 31, 2022. In December 2022, we entered into a new employment agreement with Mr. Berchtold effective as of January 1, 2023 (the “Berchtold 2023 Agreement”), with a term ending on December 31, 2027, pursuant to which he serves as our President and Chief Financial Officer. After that date, unless earlier terminated, Mr. Berchtold’s employment will be on an at-will basis.
Effective January 1, 2018, Mr. Berchtold received a base salary of $1,300,000 per year pursuant to the Berchtold 2018 Agreement. Due to the impact of the COVID-19 pandemic, in 2020 Mr. Berchtold voluntarily agreed to temporarily reduce his salary by 50% beginning April 16, 2020. Effective September 16, 2020, his salary reduction was increased to 60%. Mr. Berchtold’s salary returned to contractual levels on April 16, 2021. Effective January 1, 2023, Mr. Berchtold receives a base salary of $2,000,000 per year pursuant to the Berchtold 2023 Agreement. Any future annual salary increases are not guaranteed and are at the full discretion of the Compensation Committee.
In connection with the negotiation and entering into of the Berchtold 2023 Agreement, in December 2022 Mr. Berchtold was granted an award targeted at 744,691 performance shares (the “Berchtold Signing Performance Shares”), to vest and be settled in shares of restricted stock from time to time during a performance period running from January 1, 2023 through December 31, 2027 upon attainment of various stock price targets for a period of 60 days, with the actual number of shares earned ranging from 0% to 100% of the target award amount. As of December 31, 2022, no stock price targets had been met in respect of the Berchtold Signing Performance Shares. Mr. Berchtold also received a lump sum cash signing bonus in the amount of $6,000,000 pursuant to the Berchtold 2023 Agreement.
Under the terms of the Berchtold 2023 Agreement, Mr. Berchtold is eligible to receive an annual cash performance bonus with a target amount equal to 200% of his base salary, ranging from 0% to 110% of the target amount, based on the achievement of performance targets to be established by the Compensation Committee.
The Berchtold 2023 Agreement (i) will terminate upon Mr. Berchtold’s death, (ii) may be terminated by the company upon Mr. Berchtold’s disability, (iii) may be terminated by the company at any time without “cause” (as defined below) or for “cause,” subject to Mr. Berchtold’s general right to cure, or (iv) may be terminated by Mr. Berchtold (a) at any time by providing 30 days’ prior written notice or (b) for “good reason” (as defined below), subject in some cases to the company’s right to cure.
If Mr. Berchtold’s employment is terminated by reason of death or disability or by the company for “cause,” under the Berchtold 2023 Agreement he is entitled to receive:
•accrued and unpaid base salary;
•accrued and unused vacation pay;
•unreimbursed expenses;
•any payments to which he may be entitled under any applicable employee benefit plan;
•immediate acceleration of the vesting of all unvested equity awards then held by Mr. Berchtold (in cases of death or disability only, with the Berchtold Signing Performance Shares to vest (i) in the case of disability occurring on or prior to June 30, 2025 or death, based on the then-currently achieved target stock price if termination occurs on or prior to June 30, 2025, or (ii) in the case of disability occurring after June 30, 2025, as if the highest target stock price had been achieved); and
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•a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid.
If Mr. Berchtold’s employment is terminated by the company without “cause,” or by Mr. Berchtold for “good reason,” under the Berchtold 2023 Agreement he is entitled to:
•accrued and unpaid base salary;
•accrued and unused vacation pay;
•unreimbursed expenses;
•any payments to which he may be entitled under any applicable employee benefit plan;
•a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid; and
•subject to Mr. Berchtold signing a general release of claims, a cash payment equal to Mr. Berchtold’s base salary multiplied by two and immediate acceleration of the vesting of all unvested equity awards then held by Mr. Berchtold (with the Berchtold Signing Performance Shares to vest (i) based on the then-currently achieved target stock price if termination occurs on or prior to June 30, 2025, or (ii) as if the highest target stock price had been achieved if termination occurs after June 30, 2025); and.
For purposes of the Berchtold 2023 Agreement, “cause” means: (i) conduct by Mr. Berchtold constituting a material act of willful misconduct in connection with the performance of his duties, including violation of the company’s policy on sexual harassment or misappropriation of our funds or property, (ii) continued, willful and deliberate non-performance by Mr. Berchtold of a material duty under the employment agreement, (iii) Mr. Berchtold’s refusal or failure to follow lawful directives consistent with his title and position and the terms of the employment agreement, (iv) a criminal conviction of Mr. Berchtold, a plea of nolo contendere by Mr. Berchtold or other conduct by Mr. Berchtold that, as determined in the reasonable discretion of the company’s board of directors, has resulted in, or would result in, material injury to the company’s reputation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude, (v) a repeated failure by Mr. Berchtold to comply with a material term of the employment agreement or (vi) a material violation by Mr. Berchtold of the company’s employment policies.
For purposes of the Berchtold 2023 Agreement, “good reason” is defined as: (i) a repeated failure by the company to comply with a material term of the employment agreement, (ii) a material reduction in Mr. Berchtold’s duties, responsibilities, authority or compensation or (iii) a material geographic relocation of Mr. Berchtold’s principal work location outside Los Angeles.
The Berchtold 2023 Agreement also contains non-disclosure, non-solicitation, non-disparagement and indemnification provisions.
Brian Capo
In December 2007, we entered into, and in December 2008 and October 2009, we amended, an employment agreement with Brian Capo to serve as our Chief Accounting Officer. As amended, the initial term of the employment agreement began effective December 17, 2007 and ended December 17, 2009. In May 2022, we entered into a new employment agreement with Mr. Capo effective as of January 1, 2022 (the “Capo 2022 Agreement”), with a term ending on December 31, 2026. After that date, unless earlier terminated, Mr. Capo’s employment will be on an at-will basis.
Effective January 1, 2020, the Compensation Committee set Mr. Capo’s base salary at $363,500. Due to the impact of the COVID-19 pandemic, in 2020 Mr. Capo voluntarily agreed to temporarily reduce his salary by 25% beginning April 16, 2020. Effective September 16, 2020, his salary reduction was increased to 40%. Mr. Capo’s salary returned to contractual levels on April 16, 2021. Effective January 1, 2022, Mr. Capo receives a base salary of $425,000 per year pursuant to the Capo 2022 Agreement. Any future annual salary increases are not guaranteed and are at the full discretion of the Compensation Committee.
Under the Capo 2022 Agreement, Mr. Capo is eligible to receive an annual cash performance bonus with a target equal to 50% of his base salary, based on the achievement of performance targets which are currently established annually by the Compensation Committee.
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The employment agreement may be terminated at any time by either Mr. Capo or us with or without cause (as determined in our reasonable discretion).
If Mr. Capo’s employment is terminated by reason of death, by Mr. Capo for any reason or by us for “cause,” he is entitled to receive:
•accrued and unpaid base salary;
•accrued and unused vacation pay;
•unreimbursed expenses; and
•any payments to which he may be entitled under any applicable employee benefit plan.
If Mr. Capo’s employment is terminated by us without “cause,” or by Mr. Capo for “good reason,” he is entitled to:
•accrued and unpaid base salary;
•accrued and unused vacation pay;
•unreimbursed expenses;
•any payments to which he may be entitled under any applicable employee benefit plan; and
•subject to Mr. Capo signing a general release of claims, a cash payment equal to Mr. Capo’s base salary for nine months.
For purposes of the employment agreement, “good reason” is defined as a material reduction of Mr. Capo’s duties, responsibilities, authority or compensation.
The employment agreement also contains non-disclosure, non-solicitation, non-competition and indemnification provisions.
John Hopmans
In January 2015, we entered into, and in January 2019, we amended, an employment agreement with Mr. Hopmans effective as of January 1, 2015 (the “Hopmans 2015 Agreement”), with a term ending on December 31, 2023, pursuant to which he serves as our Executive Vice President, M&A and Strategic Finance. After that date, unless earlier terminated, Mr. Hopmans’ employment will be on an at-will basis.
Effective January 1, 2015, Mr. Hopmans receives a base salary of $981,725 per year pursuant to the Hopmans 2015 Agreement. Any future annual salary increases are not guaranteed and are at the full discretion of the Compensation Committee.
In connection with the negotiation and entering into of his agreement, in January 2015 Mr. Hopmans was granted 300,000 stock options and 25,000 shares of restricted stock, with both awards vesting in four equal annual installments. In connection with the negotiation and entering into of the 2019 amendment to his agreement, in February 2019 Mr. Hopmans was granted 300,000 stock options and 25,000 shares of restricted stock, with both awards vesting in four equal annual installments.
Mr. Hopmans is eligible to receive an annual cash performance bonus with a target equal to 100% of his base salary based on the achievement of performance targets established by the Compensation Committee.
The Hopmans 2015 Agreement (i) will terminate upon Mr. Hopmans’ death, (ii) may be terminated by us upon Mr. Hopmans’ disability, (iii) may be terminated by us at any time without “cause” (as defined below) or for “cause,” subject to Mr. Hopmans’ general right to cure, or (iv) may be terminated by Mr. Hopmans (a) at any time by providing 30 days’ prior written notice or (b) for “good reason” (as defined below), subject in some cases to our right to cure.
If Mr. Hopmans’ employment is terminated by reason of death or disability or by us for “cause,” under the Hopmans 2015 Agreement he is entitled to receive:
•accrued and unpaid base salary;
•accrued and unused vacation pay;
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•unreimbursed expenses;
•any payments to which he may be entitled under any applicable employee benefit plan;
•immediate acceleration of the vesting of all unvested equity awards then held by Mr. Hopmans (in cases of death or disability only); and
•a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid.
If Mr. Hopmans’ employment is terminated by us without “cause,” or by Mr. Hopmans for “good reason,” under the Hopmans 2015 Agreement he is entitled to:
•accrued and unpaid base salary;
•accrued and unused vacation pay;
•unreimbursed expenses;
•any payments to which he may be entitled under any applicable employee benefit plan;
•a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid; and
•subject to Mr. Hopmans signing a general release of claims, a cash payment equal to Mr. Hopmans’ base salary multiplied by the greater of the remainder of the employment term or two years and immediate acceleration of the vesting of all unvested equity awards then held by Mr. Hopmans.
For purposes of the Hopmans 2015 Agreement, “cause” means: (i) conduct by Mr. Hopmans constituting a material act of willful misconduct in connection with the performance of his duties, including violation of our policy on sexual harassment or misappropriation of our funds or property, (ii) continued, willful and deliberate non-performance by Mr. Hopmans of a material duty under the employment agreement, (iii) Mr. Hopmans’ refusal or failure to follow lawful directives consistent with his title and position and the terms of the employment agreement, (iv) a criminal conviction of Mr. Hopmans, a plea of nolo contendere by Mr. Hopmans or other conduct by Mr. Hopmans that, as determined in the reasonable discretion of our board of directors, has resulted in, or would result in, material injury to our reputation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude, (v) a repeated failure by Mr. Hopmans to comply with a material term of the employment agreement or (vi) a material violation by Mr. Hopmans of our employment policies.
For purposes of the Hopmans 2015 Agreement, “good reason” is defined as: (i) a repeated failure by us to comply with a material term of the employment agreement, (ii) a material reduction in Mr. Hopmans’ duties, responsibilities, authority or compensation or (iii) a material geographic relocation of Mr. Hopmans’ principal work location outside Los Angeles.
The Hopmans 2015 Agreement also contains non-disclosure, non-solicitation, non-disparagement and indemnification provisions.
Michael Rowles
In December 2017, we entered into an employment agreement with Mr. Rowles effective as of January 1, 2018 (the “Rowles 2018 Agreement”), with a term that ended on December 31, 2022. In December 2022, we entered into a new employment agreement with Mr. Rowles effective as of January 1, 2023 (the “Rowles 2023 Agreement”), with a term ending on December 31, 2027, pursuant to which he serves as our General Counsel. After that date, unless earlier terminated, Mr. Rowles’ employment will be on an at-will basis.
Effective January 1, 2018, Mr. Rowles received a base salary of $800,000 per year pursuant to the Rowles 2018 Agreement. Due to the impact of the COVID-19 pandemic, in 2020 Mr. Rowles voluntarily agreed to temporarily reduce his salary by 50% beginning April 16, 2020. Effective September 16, 2020, his salary reduction was increased to 60%. Mr Rowles’ salary returned to contractual levels on April 16, 2021. Effective January 1, 2023, Mr. Rowles receives a base salary of $1,100,000 per year pursuant to the Rowles 2023 Agreement. Any future annual salary increases are not guaranteed and are at the full discretion of the Compensation Committee.
Pursuant to the Rowles 2023 Agreement, in December 2022 Mr. Rowles was granted an award targeted at 74,469 performance shares (the “Rowles Signing Performance Shares”), to vest and be settled in shares of
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restricted stock from time to time during a performance period running from January 1, 2023 through December 31, 2027 upon attainment of various stock price targets for a period of 60 days, with the actual number of shares earned ranging from 0% to 100% of the target award amount. As of December 31, 2022, no stock price targets had been met in respect of such performance shares.
Under the Rowles 2023 Agreement, Mr. Rowles is eligible to receive an annual cash performance bonus with a target equal to 150% of his base salary based on the achievement of performance targets established by the Compensation Committee.
The Rowles 2023 Agreement (i) will terminate upon Mr. Rowles’ death, (ii) may be terminated by us upon Mr. Rowles’ disability, (iii) may be terminated by us at any time without “cause” (as defined below) or for “cause,” subject to Mr. Rowles’ general right to cure, or (iv) may be terminated by Mr. Rowles (a) at any time by providing 30 days’ prior written notice or (b) for “good reason” (as defined below), subject in some cases to our right to cure.
If Mr. Rowles’ employment is terminated by reason of death or disability or by us for “cause,” under the Rowles 2023 Agreement he is entitled to receive:
•accrued and unpaid base salary;
•accrued and unused vacation pay;
•unreimbursed expenses;
•any payments to which he may be entitled under any applicable employee benefit plan;
•immediate acceleration of the vesting of all unvested equity awards then held by Mr. Rowles (in cases of death or disability only, with the Rowles Signing Performance Shares to vest based on the then-currently achieved target stock price); and
•a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid.
If Mr. Rowles’ employment is terminated by us without “cause,” or by Mr. Rowles for “good reason,” under the Rowles 2023 Agreement he is entitled to:
•accrued and unpaid base salary;
•accrued and unused vacation pay;
•unreimbursed expenses;
•any payments to which he may be entitled under any applicable employee benefit plan;
•a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid; and
•subject to Mr. Rowles signing a general release of claims, a cash payment equal to Mr. Rowles’ base salary multiplied by two and immediate acceleration of the vesting of all unvested equity awards then held by Mr. Rowles (with the Rowles Signing Performance Shares to vest based on the then-currently achieved target stock price).
For purposes of the Rowles 2023 Agreement, “cause” means: (i) conduct by Mr. Rowles constituting a material act of willful misconduct in connection with the performance of his duties, including violation of our policy on sexual harassment or misappropriation of our funds or property, (ii) continued, willful and deliberate non-performance by Mr. Rowles of a material duty under the employment agreement, (iii) Mr. Rowles’ refusal or failure to follow lawful directives consistent with his title and position and the terms of the employment agreement, (iv) a criminal conviction of Mr. Rowles, a plea of nolo contendere by Mr. Rowles or other conduct by Mr. Rowles that, as determined in the reasonable discretion of our board of directors, has resulted in, or would result in, material injury to our reputation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude, (v) a repeated failure by Mr. Rowles to comply with a material term of the employment agreement or (vi) a material violation by Mr. Rowles of our employment policies.
For purposes of the Rowles 2023 Agreement, “good reason” is defined as: (i) a repeated failure by us to comply with a material term of the employment agreement, (ii) a material reduction in Mr. Rowles’ duties,
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responsibilities, authority or compensation or (iii) a material geographic relocation of Mr. Rowles’ principal work location outside Los Angeles.
The Rowles 2023 Agreement also contains non-disclosure, non-solicitation, non-disparagement and indemnification provisions.
Other Compensation Information
We are providing the following information about the relationship of the median annual total compensation of our employees and the total compensation of Mr. Rapino, our Chief Executive Officer as of December 31, 2022 pursuant to the SEC's pay ratio disclosure rules set forth in Item 402(u) of Regulation S-K, which we refer to as Item 402. We believe our pay ratio is a reasonable estimate calculated in a manner consistent with the SEC's pay ratio disclosure rules. However, because these rules provide flexibility in determining the methodology, assumptions and estimates used to determine pay ratios and the fact that workforce composition issues differ significantly between companies, our pay ratio may not be comparable to the pay ratios reported by other companies.
To identify our median employee, we first determined our employee population as of December 31, 2022, which consisted of employees located in the U.S. and internationally, representing all full-time, part-time, seasonal and temporary employees employed by our company on that date. As is typical for an entertainment company in the concerts industry, a significant portion of our employee population consists of part-time, seasonal and temporary employees who work in our venues and festivals, and in our call centers, who by nature of their limited hours worked during the year have relatively low total compensation. Item 402 does not permit making annualized or full-time equivalent adjustments to the compensation of these individuals. We did not exclude any groups of employees under the 5 percent de minimis threshold permitted by the SEC. Using information from our payroll records, we then measured each employee's gross wages for calendar year 2022 in a consistent manner across jurisdictions using different payroll systems. For non-U.S. employees paid in local currency, the total annual compensation was translated to U.S. dollars using published exchange rates as of December 31, 2022. As permitted by Item 402, the company annualized the total compensation for permanent employees that were employed for less than the full fiscal year (i.e., employees who were hired mid-year 2022), but did not make any cost-of-living or other adjustments.
Once we identified our median employee, we then determined that employee's total compensation, including any perquisites and other benefits, in the same manner that we determined the total compensation of our named executive officers for purposes of the Summary Compensation Table above.
Using these guidelines, our Chief Executive Officer had annual total compensation of $139,005,565 and the median-compensated employee at Live Nation (who was a part-time employee as discussed above) had annual total compensation of $25,673, which resulted in a ratio of 5414:1. The Chief Executive Office’s annual total compensation includes one-time costs of approximately $109 million incurred in connection with Mr. Rapino’s 5-year employment agreement renewal in 2022, the majority of which consists of the full value of equity incentive compensation calculated in accordance with accounting rules (ASC 718) which is tied to the attainment of performance metrics over the full 5-year term of the agreement and is thus not guaranteed to be realized. Excluding such costs the Chief Executive Officer’s compensation was approximately $30 million, and comparing his compensation to that for U.S. full-time salaried employees (with a median of $85,000, in order to exclude those employees discussed above who are not comparable due to the nature of their roles and limited hours worked), the ratio would be 353:1.
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Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial performance metrics of the company. The Compensation Committee did not consider the pay versus performance disclosure when making its incentive compensation decisions. For further information about how we align executive compensation with the company’s performance, see “Compensation Discussion and Analysis” beginning on page 28 above. The amounts in the tables below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs, including with respect to restricted stock, performance share and stock option awards. See the “Options Exercised and Stock Vested” table on page 47 above.

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for CEO ($)(1)	Compensation Actually Paid to CEO ($)(2)	Average Summary Compensation Table Total for Non-CEO NEOs ($)(3)	Average Compensation Actually Paid to Non-CEO NEOs ($)(4)	Total Shareholder Return ($)(5)	Hemscott Group Index ($)(6)	Net Income (Loss) ($ 1,000s)(7)	Adjusted Operating Income (Loss) ($ 1,000s)(8)
2022	139,005,565	35,618,299	16,434,080	5,192,894	97.58	63.13	295,986	1,407,182
2021	13,842,464	84,307,437	2,421,334	10,977,325	167.47	105.97	(650,904)	323,863
2020	4,781,510	5,433,446	1,296,514	1,709,186	102.81	116.78	(1,724,535)	(1,015,892)
(1)    Reflects compensation amounts reported in the “Summary Compensation Table” (SCT) for our CEO, Michael Rapino, for the respective years shown.
(2)    “Compensation actually paid” (CAP) to our CEO in each of 2022, 2021, and 2020 reflects the respective amounts set forth in the SCT column of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules.

Year	2020	2021	2022
CEO	Michael Rapino	Michael Rapino	Michael Rapino
SCT Total Compensation ($)	4,781,510	13,842,464	139,005,565
Less: Equity Award Values Reported in SCT for the Year ($)	(2,902,991)	(10,584,334)	(116,741,758)
Add: Year-End Fair Value of Equity Awards Granted in the Year and Remain Unvested ($)	3,510,728	14,171,296	73,579,154
Add: Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	—	—	8,661,292
Add: Change in Fair Value of Equity Awards Granted in Prior Years and Remain Unvested ($)	3,395,651	66,634,819	(2,819,678)
Add: Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	(3,351,452)	3,753,920	(66,066,276)
Less: Fair Value of Equity Awards Forfeited during the Year ($)	—	(3,510,728)	—
Compensation Actually Paid ($)	5,433,446	84,307,437	35,618,299
(3)    The following non-CEO named executive officers are included in the average figures shown:
2022: Joe Berchtold, Brian Capo, John Hopmans, and Michael Rowles.
2021: Joe Berchtold, Brian Capo, John Hopmans, Michael Rowles, and Kathy Willard. Ms. Willard stepped down from the Chief Financial Officer position effective June 30, 2021. Mr. Hopmans became a named executive officer effective July 1, 2021. The amounts reflected in the table for calculating the non-CEO NEOs average compensation amounts includes Ms. Willard’s and Mr. Hopmans’ full year compensation.
2020: Joe Berchtold, Brian Capo, Michael Rowles, and Kathy Willard
2023 Proxy Statement | 57

(4)    Average CAP for our non-CEO NEOs in each of 2022, 2021, and 2020 reflects the respective amounts set forth in the Average SCT Total for non-CEO NEOs column of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules.

Year	2020 Average	2021 Average	2022 Average
Non-CEO NEOs	See note (3)	See note (3)	See note (3)
SCT Total Compensation ($)	1,296,514	2,421,334	16,434,080
Less: Equity Award Values Reported in SCT for the Year ($)	(708,037)	(1,559,930)	(12,900,823)
Add: Year-End Fair Value of Equity Awards Granted in the Year and Remain Unvested ($)	856,262	2,097,304	10,859,482
Add: Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	—	—	1,311,224
Add: Change in Fair Value of Equity Awards Granted in Prior Years and Remain Unvested ($)	466,755	8,225,115	(1,260,603)
Add: Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	(202,308)	562,661	(9,250,466)
Less: Fair Value of Equity Awards Forfeited during the Year ($)	—	(769,159)	—
Compensation Actually Paid ($)	1,709,186	10,977,325	5,192,894
(5)    For the relevant fiscal year, represents the cumulative total shareholder return (TSR) of Live Nation for the measurement periods ending on December 31, 2022, 2021 and 2020, respectively.
(6)    For the relevant fiscal year, represents the cumulative TSR of the Hemscott Group Index (“Peer Group TSR”) for the measurement periods ending on December 31, 2022, 2021 and 2020, respectively.
(7)    Reflects “Net income (loss) attributable to common stockholders of Live Nation” in the company’s Consolidated Statement of Operations included in the Company’s Annual Reports on Form 10-K for each of the years ended December 31, 2022, 2021 and 2020. In mid-March 2020, the company ceased all Live Nation tours and closed its venues due to the COVID-19 pandemic. Our operations remained largely closed until the third quarter of 2021, when we saw a meaningful restart of operations with outdoor amphitheater events and festivals taking place in both the United States and United Kingdom. These circumstances had a materially negative impact on our financial results for 2020 and 2021.
(8)    Company-selected Measure is adjusted operating income (loss) (“AOI”) which is described below. In mid-March 2020, the company ceased all Live Nation tours and closed its venues due to the COVID-19 pandemic. Our operations remained largely closed until the third quarter of 2021, when we saw a meaningful restart of operations with outdoor amphitheater events and festivals taking place in both the United States and United Kingdom. These circumstances had a materially negative impact on our financial results for 2020 and 2021.
Pay versus Performance Descriptive Disclosure
We chose Adjusted Operating Income as our Company Selected Measure for evaluating Pay versus Performance because it is used both to determine our NEOs’ cash performance bonus opportunity as well as a vesting condition for restricted stock awards to our NEOs. We believe that Adjusted Operating Income is one of the primary metrics on which the company’s performance is evaluated by financial analysts and the investment community generally.
Cumulatively, over the three year period from 2020 to 2022, our TSR outperformed the TSR for our peer group. The company’s TSR performance outpaced that of our peers in both 2022 and 2021, but slightly lagged our peers in 2020, as the company was particularly impacted by the COVID-19 pandemic with its operations shut for most of that year. There is a positive relationship between TSR and Compensation Actually Paid (CAP) for all NEOs as a group between 2020 and 2021, and between 2021 and 2022.
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Between 2020 and 2021, there is a positive relationship between Net Income and CAP for all NEOs as a group, and between 2021 and 2022, there is an inverse relationship between Net Income and CAP for all NEOs as a group. The increase in Net Income between 2020 and 2022 didn’t directly correlate to CAP for all years because Net Income is not a metric used in determining either cash performance bonus opportunities for our NEOs or the vesting of restricted stock awards granted to them, and due to CAP being driven up by a large positive change in the fair value of equity awards granted in prior years that remained unvested in 2021 that was driven by strong stock price performance for the company in 2021. Similarly, there is a positive relationship between Adjusted Operating Income and CAP for all NEOs as a group between 2020 and 2021, and an inverse relationship for all NEOs as a group between 2021 and 2022. This trend was also driven by the middle year, 2021, where the company’s strong stock performance resulted in a large positive change in the fair value of equity awards granted in prior years that remained unvested, thus driving up CAP for all NEOs as a group relative to the preceding and following years.

2023 Proxy Statement | 59

Pay versus Performance Tabular List
Listed below are the financial and non-financial performance measures which in our assessment represent the most important financial and non-financial performance measures we use to link the CAP of our named executive officers, for 2022, to the Company’s performance. The company had only two such measures that were actually used or considered by the Compensation Committee in 2022.

Measure	Nature	Explanation
Adjusted Operating Income (Loss)	Financial measure	We use AOI to evaluate the performance of the Company and define AOI as operating income (loss) before certain stock-based compensation expense, loss (gain) on disposal of operating assets, depreciation and amortization (including goodwill impairment), amortization of non-recoupable ticketing contract advances and acquisition expenses (including transaction costs, changes in the fair value of accrued acquisition-related contingent consideration obligations, and acquisition-related severance and compensation). AOI assists investors by allowing them to evaluate changes in the operating results of our portfolio of businesses separate from non-operational factors that affect net income (loss), thus providing insights into both operations and the other factors that affect reported results. Cash performance bonuses and the vesting of restricted stock awards to NEOs are both tied to AOI.
Stock Price	Financial measure	We have performance share awards for certain NEOs, the vesting of which is tied to the Company’s stock price.

60 | 2023 Proxy Statement

CORPORATE SOCIAL RESPONSIBILITY
Live Nation grew into a Fortune 500 company and the global leader in live entertainment by continually taking steps to improve our business and the impact we have. Our board of directors and the audit committee of our board of directors exercise oversight responsibility for the environmental, social and governance aspects of our business. We strive to serve the best interests of our stockholders, while also honoring the needs of our artists, fans, employees, business partners, and the communities our events call home. We strongly believe adapting our social foundation alongside our business fundamentals sets us up to thrive long term.
In a typical year, Live Nation Entertainment puts on more than 40,000 concerts and hundreds of festivals for over 100 million fans in 40+ countries. We have the most influence over events playing in venues that we own and operate, and given the scale of our business even the smallest change we make can have a huge impact. For events playing in third-party venues, we look to share recommendations to help artists and operators implement industry best practices.
To direct, support, and implement our Environmental, Social and Governance (ESG) efforts, we have formed a dedicated ESG Steering Committee. Chaired by our President and Chief Financial Officer, our ESG Steer Co is comprised of various cross-functional leaders from venue operations, concert promotions, risk, compliance, sustainability, communications, diversity, investor relations, and more. In 2022, we completed an ESG Strategic Planning effort to define priority focus areas, align our existing initiatives with longer term goals, and prepare for additional reporting in the future.
Supporting Sustainability
Our Green Nation Charter takes a holistic approach to improving environmental impacts across our events in line with the UN’s Sustainable Development Goals, addressing key areas within Climate Change, Resource Efficiency, and Public Engagement. We are in process of conducting an enterprise-wide greenhouse gas inventory and will use this to inform and evolve our emissions reduction strategy and ongoing performance, including updating the environmental goals that were set in 2019, including:
•Delivering a 50% reduction in Scope 1 and 2 greenhouse gas emissions by 2030 at our operated venues and events.
•Ending the sale of single-use plastics at all operated venues and events.
•Working to reduce or eliminate the use of fossil fuels where possible and pursue a low-carbon economy by sourcing renewable energy.
•Aiming for our offices and venues and events to be zero waste to landfill and achieve a 50% (or higher) material recovery rate by 2030.
We are actively engaging in efforts globally to work toward each of our priority areas. Some of the key initiatives and accomplishments to date within each are:
Energy & Emissions: Our primary sources of scope 1&2 emissions come from the energy used to power our events. We’re in the process of conducting energy audits and measuring our energy performance to identify further efficiency measures and renewable energy opportunities. A few examples of initiatives that support energy efficiency include:
•Lowlands Festival opened the world’s largest solar carport with 90,000 solar panels, powering the equivalent of 100 festivals a year.
•The U.K.’s Reading & Leeds Festivals were exclusively fueled by HVO biofuel – a renewable form of fuel that can emit up to 90% less carbon equivalent emissions than standard diesel. Festival Republic is also working to expand grid power to six of its festivals to reduce reliance on temporary power like diesel generators thereby reducing emissions and localized air pollutants.
2023 Proxy Statement | 61

•Bottlerock in Napa Valley replaced all diesel fuel with HVO renewable diesel in generators for the first time in 2022.
Circularity/Zero Waste: Live Nation has been implementing programs in support of our goal to produce zero waste events by 2030 and eliminate the use of single-use plastic at our events. These include: on-site waste sorting teams, composting & donation programs and an investment in Liquid Death aluminum canned water to reduce plastic at our events. In 2022, we took these efforts a step further by investing in and partnering with innovative organizations to continue this work and scale these efforts. A few examples include:
•TURN: Live Nation’s investment and implementation of TURN reusable cups across 10 festivals and one venue in 2022 has helped avoid and replace single use plastic cups. TURN cups are expanding to more festivals and venues in 2023.
•Homeboy Industries: Live Nation has launched a partnership with LA-based social enterprise Homeboy Industries to collect, refurbish, and re-sell old electronics and production gear (e.g., sound, audio, video & lighting gear) from across our venues. Revenue generated from the resold gear is reinvested into Homeboy’s mission that provides rehabilitation and re-entry support to formerly gang-involved and previously incarcerated people while preventing electronic waste & pollution from our events. Live Nation plans to expand this partnership in 2023.
•Insomniac events are collecting and recycling used cooking oil from across its events to be converted into biofuels for energy.
Public Engagement & Education: Recognizing our reach and platform, we continue to help amplify and inspire environmental action across our value chain. A few examples include:
•Live Nation participated in the inaugural Overheated event, spearheaded by Billie Eilish, which brought together climate activists and musicians to discuss solutions and industry actions to address the climate crisis.
•Live Nation venues partnered with touring artists AJR and Jack Johnson to collaborate on fan engagement campaigns to drive environmental action and awareness. Live Nation launched its Green Touring program with Coldplay in 2022 and is developing industry resources to share with other touring artists based on learnings and best practices.
•Latitude, Reading and Leeds Festivals partnered with environmental group Music Declares Emergency on a collaborative campaign #NoMusicOnADeadPlanet and Climate Live to support climate justice and advocacy.
Supporting the Wellness of our Employees and Fans
At Live Nation, we believe in ‘Taking Care of Our Own’ and we put our efforts towards providing a strong selection of benefits to support the personal and professional needs of our employees. Our programs are structured under eight core pillars, designed to support key life moments:
•Taking Care of Our Own: During life’s most difficult moments, we offer employees financial support to help them through a variety of crises, including unexpected deaths, natural disasters, escaping domestic violence, and crowdfunding networks.
•Taking Care of Yourself: To enhance overall happiness and wellness, we offer flexible vacation time, free ticket perks and in-house meditation sessions, and more.
•Taking Care of Your Health: Beyond a full suite of medical, dental and vision benefits, we provide access to virtual doctor’s appointments and also provide travel assistance for women’s healthcare services that are unavailable or restricted where they reside.
•Taking Care of Your Mental Health: In 2022, we doubled down on our mental well-being offerings for staff to include 18+ free sessions from licensed therapists and coaches every year beyond what is offered under our health plans, group support sessions, 24/7 counselor support line, and both in-person and virtual meditation and yoga sessions.
•Taking Care of Your Family: We provide assistance with fertility needs such as egg-freezing, egg-donation and IVF, as well as adoption or surrogacy, six months for primary caregiver leave for new parents, five dedicated days of sick leave to care for loved ones, and three weeks for bereavement leave or end-of-life care.
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•Taking Care of Your Career: We offer many different career advancement opportunities including leadership workshops for mid-career employees, recognition for successful patent applications, and tuition reimbursement to further an ongoing education.
•Taking Care of Your Wealth: To support long-term financial goals, we provide 401(k) matching, a stock reimbursement program, and student loan repayment assistance.
•Taking Care of Others: In order to empower our employees to get involved in causes that are meaningful to them, we provide five days of paid time off for them to volunteer in their local communities.
As shows have returned strong, we have added extra benefits to support staff, including:
•Embracing a flex work approach to allow staff more to determine how and where they complete their responsibilities, when on-site duties are not required.
•Rewarding core staff who make what we do possible with special bonuses in addition to their regular salary for helping power the return to live music. To acknowledge those who stuck it through the toughest times with us, we increased bonus amounts for anyone who had been with the company since 2019.
Over the last fifteen years, Live Nation Entertainment has hosted nearly one billion fans at our events. As such, we want to ensure that we are doing our part to prioritize the wellness and safety of our fans while putting on these events, including:
•Security Planning: We work with local authorities and experts to develop site specific security plans for each of our owned or operated events. Additionally, we are investing in the development of state-of-the-art technology in support of crowd safety management.
•Narcan Training + Harm Reduction: To help combat the drug epidemic across the United States, Insomniac formed a partnership with End Overdose, a non-profit that focuses on naloxone training and harm reduction. This partnership helps provide educational resources and safety supplies at Insomniac festivals, and also allows attendees to bring in Narcan out of precaution.
Supporting Diversity
To continuously deliver amazing fan experiences, our workforce must reflect the artists and fan base that we serve. This is why we intentionally cultivate and celebrate a diverse workforce and culture where our employees can be their authentic selves and why we are committed to ensuring that everyone in our community—artists, fans and employees—is valued, respected and treated equitably.
We have committed to:
•Increasing diversity at every level of our company: This includes a number of key targets focused on increasing representation from our overall workforce to our board of directors. We’re proud of the progress we continue to make in all these areas, particularly achieving our board of directors’ representation goal in year one and increasing gender and ethnicity representation across both leadership and overall, despite our business being on pause for nearly two years due to the pandemic.
•Putting diversity center stage at our events around the world: Over the past 10 years, we’ve invested over $300 million in music business ventures that empower Black artists and entrepreneurs, and we will continue developing and investing in music ventures, festivals, tours and programs that empower Black, Latin, female and underserved groups. Our festivals also aim to present more diverse lineups.
•Increasing our spend with Black and minority-owned vendors: We spend over $2 billion in a typical year on staging and sourcing for shows around the world and have committed to increasing our spend with minority-owned businesses wherever possible.
•Amplifying social justice causes: Many of the artists we work with are at the forefront of the social justice conversation—Live Nation brings concerts to over 40 countries and 100 million fans in a normal year, and we plan to further utilize our global platforms to increase awareness and engagement for artist causes. We will also develop our own programs to support this mission that artists, brands and fans can tap into. In 2022, we supported artists like Harry Styles and Lizzo by matching their donations to Everytown for Gun Safety and Planned Parenthood.
•Holding ourselves accountable: To ensure our words turn into action, we will be providing anti-bias education training, tracking our diversity data globally, facilitating ongoing pay equity analysis and publishing an internal diversity dashboard to help track our progress towards our goals.
2023 Proxy Statement | 63

A few 2022 programs that helped drive this mission include:
•Diversity Recruiting: We augmented our recruiting efforts through expanded relationships with diversity-focused professional organizations and building relationships with Historically Black Colleges and Universities (HBCU). Next year, we will build programming to provide HBCU students more exposure to our venue and tour operations, internships and full-time job opportunities and learning about the industry from our leaders.
•Employee Resource Groups (ERGs): Our ERGs continued driving internal educational, development and networking programming for our employees. Additionally, ERGs expanded their reach to provide platforms for up-and-coming artists from underrepresented groups through sponsoring performances and education provided by industry leaders on topics including artist development, touring and cultural representation.
•Tracking Our Progress: In 2022, we provided dashboards to division leaders to measure progress towards our workforce representation commitments. In 2023, we will continue looking internally as well as across the industry to assess our progress because we know being diligent about our results is important to drive greater impact in not just our business but across the industry.
Supporting the Community
As we bring concerts to life in thousands of cities across the globe, we want to ensure we are doing our part to care for the communities and populations we interact with. Some key programs include:
•Venue Utilization: Our venues support the community in a number of ways, by serving as polling locations, hosting blood drives, donation drives, and other events.
•Festival Support: Globally, our festivals have donated over $40 million to local and national non-profit organizations in their communities.
•Vet Tix: Live Nation is honored to be the top donor to the Veteran Tickets Foundation, gifting over 2 million tickets since inception to the organization to help military veterans, first responders, and their families enjoy free live music.
•Music Forward Foundation: An independent nonprofit dedicated to serving underprivileged youth, we work with Music Forward to provide scholarships and other resources to help develop the next generation of diverse music industry leaders. The foundation has reached 15,500 lives across 30 states, serving 78% youth of color and 62% young women.
•Crew Nation: Live Nation, in partnership with Music Forward Foundation, announced Crew Nation, a global relief fund offering financial support to live music crews while concerts are on pause due to COVID-19, raising $18 million to date to help over 15,000 crew members, including $10 million donated by Live Nation. In 2022, Crew Nation gave $735,000 in grants to Ukrainian crew members who lost their livelihoods due to the conflict.
•Global Citizen: We partner to produce music festivals with Global Citizen in order to further their movement to encourage citizens to use their collective voice to end extreme poverty by 2030. In 2022, we helped to produce Global Citizen Live and the Stand Up for Ukraine social day of action, the latter of which helped raise over $10 billion in funding for refugees and humanitarian relief.
Supporting Ethics and Compliance
Live Nation was founded on our commitment to the highest ethical principles and standards. Upholding these commitments in all of the countries in which we operate is essential to our continued success. We are actively engaging in efforts globally to ensure that ethics and compliance are embedded across our business, including:
•Anti-Corruption and Fraud Prevention: We support our employees in preventing corruption and fraud through trainings and supplemental sessions.
•Human Rights: We continue to improve our awareness training and signage to help staff in identifying modern slavery risk at live events. We work to respect human rights in our business operations including our supply chain and partners.
•Prioritizing Accessibility across the board, including at venues, festivals, and on our Live Nation websites.
Supporting Information Security & Privacy
64 | 2023 Proxy Statement

Live Nation Entertainment is committed to ensuring the security and protection of the personal information that we process, and to provide a compliant and consistent approach to data protection. We have a robust and effective Global Privacy Framework in place which complies with applicable data protection laws and abides by the data protection principles enshrined in those laws.
•Global Privacy Framework: Our Global Privacy Framework is managed by a Chief Privacy Officer globally, a Group Data Protection Officer for Europe & International (which includes Europe, APAC, Australasia, Middle East and Africa), supported by a dedicated team of privacy professionals, as well as a network of Privacy Champions across the business, and in each local market.
•Policies & Procedures: Our Global Privacy Framework is supported by data protection policies and procedures, which demonstrate how we meet requirements and standards including data protection, IT security, data retention and erasure, third-party transfers and disclosures. These policies and procedures are reviewed on an annual basis and supported by a regular training program.
•Data Sharing & Data Transfers: As a part of a global group of companies, we rely on shared services, some of which are located in other countries. To provide our fans with a seamless experience, personal information can be transferred between the entities in our group or to third parties outside of the country in question. When transferring personal information in this way, our commitment is that the level of protection must not diminish, enforced through our processes and contracting standards.
•Customer Rights & Queries: Our Privacy Framework is built to protect and respect fan privacy, and a core part of all privacy legislation is the rights and freedoms of the individual, as well as their avenues for redress. Where local law affords fans rights over their personal information, we clearly outline these rights in our privacy policy including access, erasure, rectification, restriction, and rights in relation to automated decision making. We have processes to ensure that all queries and rights are fed into a global help desk manned by a dedicated privacy team.
•Response: We have detection technologies as well as a Cyber Security Incident Response team (CSIRT) that immediately investigate, triage and escalate any potential breaches of security. This is supported by a notification process to notify any stakeholders (such as internal stakeholders, clients, regulators and customers) where applicable.

2023 Proxy Statement | 65

ADDITIONAL INFORMATION
Other Matters
Other than as set forth above, the board of directors is not aware of any other business that may be brought before the 2023 Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting of Stockholders, it is the intention of the designated proxy holders, Mr. Rapino and Mr. Berchtold, to vote on such matters in accordance with their best judgment.
An electronic copy of our Annual Report on Form 10-K filed with the SEC on February 23, 2023, is available free of charge in the SEC Filings section of our website at investors.livenationentertainment.com/sec-filings. A paper copy of the Form 10-K may be obtained upon written request to:
Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel

YOUR VOTE IS IMPORTANT. Accordingly, you are urged to sign and return the accompanying proxy card or voting instruction card, as the case may be, whether or not you plan to attend the annual meeting.
“Householding” of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries, such as brokers, banks and other nominees, to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of proxy materials, other than the proxy card, to those stockholders. This process is commonly referred to as “householding.” Your nominee may engage in householding. Through householding, beneficial owners who have the same address and last name will receive only one copy of the proxy materials unless one or more of these owners notifies us or their nominee that they wish to continue receiving individual copies. Beneficial owners who participate in householding will receive separate proxy cards. This procedure will reduce printing costs and postage fees.
To commence or discontinue householding, please notify your broker, bank or other nominee. Alternatively, you may direct such requests in writing to Live Nation Entertainment, Inc., 9348 Civic Center Drive, Beverly Hills, California 90210, Attention: General Counsel, or by phone at (310) 867-7000. Individual copies of the proxy materials also may be requested at any time at this same address and telephone number.
Stockholder Proposals for the 2024 Annual Meeting
You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy materials for our 2024 Annual Meeting of Stockholders, the proposal must (i) be delivered to us on or before December 30, 2023 and (ii) comply with all applicable SEC rules and regulations, including Rule 14a-8 of the Exchange Act. Any proposals not received by this deadline will be untimely and not included in our 2024 proxy materials.
Alternatively, under our bylaws, a stockholder may bring a proposal before our 2024 Annual Meeting of Stockholders, without including the proposal in our proxy materials, if (i) the stockholder provides us notice of the proposal no earlier than February 10, 2024 and no later than March 11, 2024 and (ii) the proposal concerns a matter that may be properly considered and acted upon at the annual meeting in accordance with our bylaws and corporate governance policies. Any such proposal not received by this deadline will be untimely and not considered at our 2024 Annual Meeting of Stockholders. Stockholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. Our bylaws are publicly available in the Corporate Governance section of our website at investors.livenationentertainment.com/corporate-governance/governance-documents.
66 | 2023 Proxy Statement

Proposals should be addressed to:
Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
Attention: General Counsel
Nomination of Directors for the 2024 Annual Meeting
You may propose a director nominee for consideration at the next annual meeting by complying with our bylaws, which provide for a notice that must (i) be delivered to us at our principal executive offices set forth immediately above no earlier than November 30, 2023 and no later than December 30, 2023, (ii) provide all information relating to the director nominee that is required to be disclosed in a solicitation of proxies for the election of directors in an election contest, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and (iii) provide the director nominee’s written consent to serve as a director if elected. Stockholders are advised to review our bylaws and Board of Directors Governance Guidelines with respect to director nominations. These documents are publicly available in the Corporate Governance section of our website at investors.livenationentertainment.com/corporate-governance/governance-documents.

By Order of the Board of Directors,

Michael Rapino
President, Chief Executive Officer and Director
Beverly Hills, California
April 28, 2023

2023 Proxy Statement | 67

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET
Go To: **www.proxypush.com/LYV**
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

PHONE Call **1-866-229-2463**
- Use any touch-tone telephone
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MAIL
- Mark, sign and date your Proxy Card
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Live Nation Entertainment, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of April 11, 2023

TIME: Friday, June 9, 2023 9:00 AM, Pacific Time
PLACE: 9348 Civic Center Drive
Beverly Hills, CA 90210

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Michael Rapino and Joe Berchtold (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Live Nation Entertainment, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Live Nation Entertainment, Inc.

Annual Meeting of Stockholders

Please make your marks like this: X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 4
THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY 3 YEARS.

PROPOSAL		YOUR VOTE				BOARD OF DIRECTORS RECOMMENDS
1.	To elect the eleven director nominees to hold office until the 2024 Annual Meeting of Stockholders;	FOR	AGAINST	ABSTAIN		
	1.01 Maverick Carter	☐	☐	☐		FOR
	1.02 Ping Fu	☐	☐	☐		FOR
	1.03 Jeffrey T. Hinson	☐	☐	☐		FOR
	1.04 Chad Hollingsworth	☐	☐	☐		FOR
	1.05 James Iovine	☐	☐	☐		FOR
	1.06 James S. Kahan	☐	☐	☐		FOR
	1.07 Gregory B. Maffei	☐	☐	☐		FOR
	1.08 Randall T. Mays	☐	☐	☐		FOR
	1.09 Richard A. Paul	☐	☐	☐		FOR
	1.10 Michael Rapino	☐	☐	☐		FOR
	1.11 Latriece Watkins	☐	☐	☐		FOR
		FOR	AGAINST	ABSTAIN		
2.	To hold an advisory vote on the company's executive compensation;	☐	☐	☐		FOR
		3YR	2YR	1YR	ABSTAIN	
3.	To hold an advisory vote on the frequency of stockholder advisory votes on the company's executive compensation;	☐	☐	☐	☐	3 YEARS
		FOR	AGAINST	ABSTAIN		
4.	To ratify the appointment of Ernst & Young LLP as the company's independent registered public accounting firm for the 2023 fiscal year; and	☐	☐	☐		FOR
5.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.					

You must register to attend the meeting online or participate in at www.proxydocs.com/LYV

Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) Date Signature (if held jointly) Date